Exhibit 2.1

Execution Version

____________________________________________

ASSET PURCHASE AGREEMENT

BY AND AMONG
CLAREMEDICA VIKING, LLC,

CLAREMEDICA PARENT HOLDINGS, LP,

AND

CAREMAX, INC.

November 24, 2024

______________________________________________

TABLE OF CONTENTS

Page

Article I THE TRANSACTION		2
1.01	Basic Transaction	2
1.02	No Liabilities	2
1.03	Closing Payment	3
1.04	Withholding	3
Article II CLOSING DELIVERABLES		3
2.01	Closing	3
2.02	Buyer’s Closing Deliverables	4
2.03	Seller Parent’s Closing Deliverables	4
Article III REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER		5
3.01	Organization	5
3.02	Power and Authority	5
3.03	Enforceability	5
3.04	No Violations; Consents and Approvals	5
3.05	No Brokers	5
3.06	Sufficiency of Funds	5
3.08	Investment Representation	6
3.09	Litigation	6
Article IV REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER PARENT		6
4.01	Organization	6
4.02	Power and Authority; Ownership	6
4.03	Enforceability	6
4.04	Capitalization; Subsidiaries	7
4.05	No Violations; Consents and Approvals	7
4.06	No Brokers	7
4.07	Due Diligence	7
4.08	Investment Representation	7
4.09	Litigation	7
4.10	Funded Debt	8
4.11	Health Partners Equity	8
4.12	Buyer Parent Equity	8
4.13	Disclosure	8
Article V REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER PARENT		8
5.01	Organization	8
5.02	Power and Authority; Ownership	8

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5.03	Enforceability	9
5.04	No Violations; Consents and Approvals	9
5.05	No Brokers	9
5.06	Litigation	9
Article VI REPRESENTATIONS AND WARRANTIES REGARDING THE BUSINESS		9
6.01	Organization	9
6.02	Capitalization; Subsidiaries	10
6.03	No Violation; Consents and Approvals	10
6.04	Financial Statements	10
6.05	Undisclosed Liabilities	10
6.06	Absence of Certain Developments	11
6.07	Litigation	11
6.08	Environmental Matters	11
6.09	Title to Properties; Sufficiency of Assets.	11
6.10	Compliance with Laws	12
6.11	Permits	12
6.12	Labor and Employment Matters.	13
6.13	Employee Benefit Plans	15
6.14	Tax Matters	17
6.15	Insurance	18
6.16	Affiliated Transactions	18
6.17	Material Contracts.	18
6.18	Intellectual Property	21
6.19	No Brokers	22
6.20	Health Care Compliance.	22
6.21	Information Privacy and Security Compliance.	25
Article VII PRE-CLOSING COVENANTS		26
7.01	Further Assurances; Closing Conditions	26
7.02	Notices and Consents	27
7.03	Governmental Consents.	27
7.04	Conduct of the Business.	28
7.05	Access to Information	30
7.06	Confidentiality Agreement	31
7.07	D&O Tail Insurance	31
7.08	Employee Transfer.	31
7.09	Permits and Approvals	33
7.10	RWI Insurance	33
7.11	Surety Bonds	34
7.12	ClareMedica Financials	34
Article VIII POST-CLOSING COVENANTS		34
8.01	Further Assurances	34
8.02	Access to Books and Records	34
8.03	Tax Matters.	34

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8.04	Intellectual Property Matters	36
8.05	Mutual Release	37
8.06	MSSP Transaction	38
8.07	Employee Obligations	38
Article IX CONDITIONS TO THE OBLIGATIONS OF THE BUYER		38
9.01	Accuracy of Representations and Warranties	38
9.02	Compliance with Obligations	39
9.03	No Adverse Law; Proceeding	39
9.04	Confirmation Order; Sale Order	39
9.05	Regulatory Conditions	39
9.06	Governmental Approvals	39
9.07	No Material Adverse Effect	39
9.08	Revolving Credit Facility	40
9.09	Physician Continuation	40
9.10	Bid Procedures and Bid Protections	40
9.11	Medical Records Custodian Agreement	40
9.12	Other Deliveries	40
Article X CONDITIONS TO THE OBLIGATIONS OF THE SELLER PARENT		41
10.01	Accuracy of Representations and Warranties	41
10.02	Compliance with Obligations	41
10.03	No Adverse Law; Proceeding	41
10.04	Confirmation Order; Sale Order	41
10.05	Regulatory Conditions	41
10.06	Buyer Parent Limited Partnership Agreement	42
10.07	ClareMedica Financials	42
10.08	Other Deliveries	42
Article XI NO SURVIVAL		42
Article XII TERMINATION		42
12.01	Termination	42
12.02	Effect of Termination	44
Article XIII BANKRUPTCY COURT MATTERS		46
13.01	Competing Transaction	46
13.02	Bankruptcy Court Filings.	46
13.03	Accepted Contracts.	47
Article XIV GENERAL PROVISIONS		49
14.01	Notices	49
14.02	Entire Agreement	50
14.03	Severability	50
14.04	Expenses	50

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14.05	Amendment; Waiver	50
14.06	Binding Effect; Assignment	51
14.07	Counterparts	51
14.08	Interpretation; Disclosure Schedules	51
14.09	Governing Law; Interpretation	52
14.10	Forum Selection and Consent to Jurisdiction.	52
14.11	Specific Performance	53
14.12	Arm’s Length Negotiations; Drafting	53
14.13	Acknowledgement by the Buyer and the Buyer Parent; Disclaimers.	53
14.14	Confidentiality; Publicity	55
14.15	Made Available	55
14.16	Legal Representation	55
14.17	Non-Recourse	56
14.18	WAIVER OF JURY TRIAL	56

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EXHIBITS

Exhibit A Definitions

Exhibit B Form of Rollover Agreement

Exhibit C Form of Bill of Sale and Assignment and Assumption Agreement

Exhibit D Form of Joinder

Exhibit E Revolver Commitment Letter

Exhibit F Acquired Locations

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ASSET PURCHASE AGREEMENT

This ASSET Purchase Agreement (this “Agreement”) is entered into as of November 24, 2024, by and among ClareMedica Viking, LLC, a Delaware limited liability company (the “Buyer”), ClareMedica Parent Holdings, LP, a Delaware limited partnership (“Buyer Parent”), and CareMax, Inc., a Delaware corporation (the “Seller Parent”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them on Exhibit A attached hereto. The Buyer, the Buyer Parent, and the Seller Parent are referred to collectively herein as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, on November 17, 2024 (the “Petition Date”), the Seller Parent and certain of its Affiliates filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”) thereby commencing chapter 11 cases (the “Bankruptcy Cases”);

WHEREAS, the Seller Parent is a debtor-in-possession under the Bankruptcy Code and manages its properties and assets pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, the Seller Parent owns, directly or indirectly, one hundred percent (100%) of the issued and outstanding Equity Securities of each Member of the Seller Group;

WHEREAS, the Seller Group is engaged in, or holds assets or liabilities relating to, the Business and owns, directly or indirectly, all of the Acquired Assets;

WHEREAS, the Seller Parent is seeking entry by the Bankruptcy Court of the Bid Procedures Order approving the Bid Procedures, which contemplates, among other things, that following the execution of this Agreement, the Buyer will act as a “stalking horse bidder” pursuant to the Bid Procedures for the Acquired Assets;

WHEREAS, in the absence of the Seller Parent’s acceptance of a superior bid made in accordance with the Bid Procedures, on the Closing Date, (i) the Seller Parent shall enter into the Rollover Agreement with ClareMedica Health Partners, LLC, a Delaware limited liability company and wholly-owned subsidiary of Buyer Parent (“Health Partners”), pursuant to which the Seller Group shall contribute to Health Partners all of the Seller Group’s rights, title and interest in and to the Contributed Assets in exchange for the Health Partners Equity to be issued to the Seller Parent (on behalf of the Seller Group), (ii) the Seller Parent shall enter into the Rollover Agreement with Buyer Parent, pursuant to which Seller Parent shall contribute to Buyer Parent all of the Seller Parent’s rights, title and interest in and to the Health Partners Equity in exchange for the Buyer Parent Equity to be issued to the Seller Parent, (iii) each Member of the Seller Group shall sell to the Buyer all of its right, title and interest in and to the Purchased Assets, and the Buyer shall purchase from the Seller Group, all of the Seller Group’s rights, title and interest in and to the Purchased Assets for cash, in each case, free and clear of any Liens, and (iv) the Seller Parent desires the Buyer to assume from the Seller Group, and the Buyer wishes to assume from the Seller Group, all of the Assumed Liabilities;

WHEREAS, the respective governing bodies of each of the Buyer and the Seller Parent have approved this Agreement, the Related Agreements to which it is a party, and the transactions contemplated hereby and thereby (collectively, the “Transactions”), in each case, upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Transactions contemplated by this Agreement are subject to approval by the Bankruptcy Court and will only be consummated pursuant, among other things, to the Confirmation Order to be entered in the Bankruptcy Cases, or if the Pivot Date has occurred, the Sale Order to be entered in the Bankruptcy Cases.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties herein made, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I
THE TRANSACTION

1.01 Basic Transaction. Upon the terms and subject to the conditions set forth in this Agreement, and the Rollover Agreement, at the Closing:

(a) (i) Health Partners shall acquire and accept from the Seller Group, and the Seller Group shall contribute, transfer, assign, convey and deliver to Health Partners, all right, title and interest in and to all of the Contributed Assets, free and clear of any and all Liens (the “Rollover”) having an aggregate value equal to the Rollover Amount, in exchange for the Health Partners Equity to be issued to Seller Parent (on behalf of the Seller Group), and (ii) Buyer Parent shall acquire and accept from the Seller Parent, and the Seller Parent shall contribute, transfer, assign, convey and deliver to Buyer Parent, all right, title and interest in and to all of the Health Partners Equity, free and clear of any and all Liens (the “Contribution”); and

(b) the Buyer shall (i) purchase, acquire and accept from the Seller Group, and the Seller Group shall sell, transfer, assign, convey and deliver to the Buyer, all right, title and interest in and to all of the Purchased Assets, free and clear of any and all Liens, and (ii) assume from the Seller Group, and shall become responsible for, the Accepted Contracts.

1.02 No Liabilities. Buyer and Buyer Parent shall not assume or be deemed to assume any liabilities or obligations of the Seller Group of any kind, whether known or unknown, contingent, matured, or otherwise, whether currently existing or hereinafter created, including any liabilities or obligations arising out of or related to the Acquired Assets, or undertake to pay, satisfy, discharge, or perform any liabilities or obligations thereto, other than those (a) executory obligations under each Accepted Contract to the extent arising during and relating to the period on or after the Closing Date, (b) any Assumed Taxes, and (c) any liabilities expressly set forth on Schedule 1.02 (clauses (a), (b), and (c), collectively, the “Assumed Liabilities”). Except for the Assumed Liabilities assumed by the Buyer at the Closing, all liabilities and obligations of any Member of the Seller Group (including in respect of any Acquired Assets) shall be retained and discharged by the applicable Member of the Seller Group.

1.03 Closing Payment.

(a) The aggregate consideration for the Acquired Assets shall be an amount equal to the (i) Closing Payment, plus (ii) the Rollover Amount (the “Purchase Price”).

(b) In furtherance of the foregoing, at the Closing:

(i) The Buyer shall pay the Closing Payment to the Seller Parent; and

(ii) Health Partners shall issue the Health Partners Equity to the Seller Parent (on behalf of the Seller Group) in accordance with the Rollover Agreement.

(c) In addition to the foregoing, the Buyer agrees to pay, perform, honor and discharge or cause to be paid, performed, honored and discharged, all Accepted Contracts in a timely manner in accordance with the terms hereof, including paying or causing to be paid, at or prior to the Closing, all Determined Cure Costs.

(d) All payments to the Seller Parent pursuant to this Section 1.02 shall be made by wire transfer of immediately available funds to the account(s) designated in writing by the Seller Parent.

1.04 Withholding. Notwithstanding anything in this Agreement to the contrary, the Buyer (or any of its Affiliates) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement all amounts required under the Code or any applicable provision of any state, local, or foreign Tax Law to be deducted and withheld; provided, that, promptly upon becoming aware of any requirement to withhold from amounts otherwise payable to the Seller Parent, the Buyer shall (a) use commercially reasonable efforts to notify the Seller Parent in writing of its intention to deduct and withhold such amounts and (b) provide the Seller Parent with a reasonable opportunity to reduce or eliminate the amount of any such deduction or withholding to the extent permitted by applicable Law. To the extent that any such amount is so deducted and withheld by the Buyer (or any of its Affiliates), such amount shall be paid over to, or deposited with, the relevant Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the Person from whom such amount was deducted and withheld.

Article II
CLOSING DELIVERABLES

2.01 Closing. The closing of the Transactions (the “Closing”) shall take place electronically by the mutual exchange of signatures (a) on the first Business Day of the month following the satisfaction or waiver (in writing by the Person with the authority to provide such waiver) of all of the closing conditions set forth in Article IX and Article X (other than those to be satisfied at the Closing), or (b) on such other date as is mutually agreed in writing by the Parties. The Parties shall use commercially reasonable efforts to effectuate the Closing on February 3, 2025. The date on which Closing actually occurs is referred to herein as the “Closing Date.” If the Closing occurs, all transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”).

2.02 Buyer’s Closing Deliverables. At or prior to the Closing, the Buyer and the Buyer Parent shall deliver or cause to be delivered to the Seller Parent the following:

(a) a certificate of the Buyer and the Buyer Parent, dated as of the Closing Date, stating that the conditions specified in Sections 10.01, 10.02 and 10.03 have been satisfied;

(b) a certificate of the Secretary or other authorized officer of the Buyer and the Buyer Parent, dated as of the Closing Date, attaching (i) true, correct and complete copies of the Organizational Documents of the Buyer and the Buyer Parent, (ii) true, correct and complete copies of the resolutions of the Buyer and the Buyer Parent, as applicable, evidencing the approval of the Transactions, and (iii) a certificate of good standing of the Buyer and the Buyer Parent from the Secretary of State of Delaware, dated within ten (10) Business Days of the Closing Date;

(c) a counterpart signature page to the Rollover Agreement, duly executed by Health Partners;

(d) a bill of sale and assignment and assumption agreement, in form and substance substantially similar to Exhibit C attached hereto (the “Bill of Sale and Assignment and Assumption Agreement”), representing the transfer of the Purchased Assets to the Buyer, duly executed by the Buyer; and

(e) a counterpart signature page to the joinder to the Buyer Parent Limited Partnership Agreement, in form and substance substantially similar to Exhibit D attached hereto (the “Joinder”), duly executed by the Buyer Parent.

2.03 Seller Parent’s Closing Deliverables. At or prior to the Closing, the Seller Parent shall deliver or cause to be delivered to the Buyer the following:

(a) a certificate of the Seller Parent, dated as of the Closing Date, stating that the conditions specified in Sections 9.01, 9.02, 9.03 and 9.07 have been satisfied;

(b) a duly completed and executed IRS Form W-9 from the Seller Parent (and any Member of the Seller Group treated as a regarded entity for Tax purposes, as applicable);

(c) a certificate of the Secretary or other authorized officer of the Seller Parent, dated as of the Closing Date, attaching (i) true, correct and complete copies of the Organizational Documents of the Seller Parent, and (ii) true, correct and complete copies of the authorizing resolutions of the Seller Parent evidencing the approval of the Transactions;

(d) a counterpart signature page to the Rollover Agreement, duly executed by the Seller Parent;

(e) a counterpart signature page to the Trademark Assignment Agreement;

(f) a counterpart signature page to the Bill of Sale and Assignment and Assumption Agreement, duly executed by the Seller Parent; and

(g) a counterpart signature page to the Joinder, duly executed by the Seller Parent, acknowledging the Seller Parent’s receipt of the Buyer Parent Equity and the Seller Parent’s agreement to be bound by the terms and conditions of the Buyer Parent Limited Partnership Agreement.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER

The Buyer represents and warrants to the Seller Parent that, as of the date of this Agreement:

3.01 Organization. The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

3.02 Power and Authority. The Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. All limited liability company acts or proceedings required to be taken by the Buyer to authorize the execution and delivery of this Agreement and the Related Agreements to which it is a party and the performance of the Buyer’s obligations hereunder and thereunder have been properly taken.

3.03 Enforceability. This Agreement has been duly authorized, executed and delivered by the Buyer and, assuming the due and valid authorization, execution and delivery of this Agreement by the Seller Parent, this Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting or relating to creditors’ rights generally and general equitable principles (the “Bankruptcy and Equity Exceptions”).

3.04 No Violations; Consents and Approvals. The Buyer’s execution and delivery of this Agreement and the Related Agreements to which it is a party, and the consummation by the Buyer of the Transactions, will not: (a) violate any provision of the Organizational Documents of the Buyer; (b) violate any Law applicable to, binding upon or enforceable against the Buyer; (c) result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any Contract to which the Buyer or its Affiliates are a party or bound; (d) result in the creation or imposition of any Lien upon any of the property or assets of the Buyer; or (e) require a filing with, notice to or the consent or approval of any Governmental Authority or any other Person; except, with respect to the immediately preceding clauses (a) through (d) as would not have a Buyer Material Adverse Effect.

3.05 No Brokers. Except as set forth on Schedule 3.05, the Buyer has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the Transactions.

3.06 Sufficiency of Funds. The Buyer has immediately available funds or access to uncalled capital commitments sufficient to consummate the Transactions, including the payment of the Purchase Price and all fees and expenses payable by the Buyer in connection with this Agreement, the Related Agreements, and the Transactions and to fund the reasonably expected working capital needs of the Acquired Assets immediately after the Closing.

3.07 Due Diligence. The Buyer is relying on its own investigations of the Acquired Assets to its reasonable satisfaction in entering into this Agreement and consummating the Transactions contemplated hereby. The Buyer has received sufficient information that it has requested from the Seller Group as of the date hereof in order to evaluate the risks and merits of entering into this Agreement and the Related Agreements to which it is a party, and the consummation of the Transactions.

3.08 Investment Representation. The Buyer acknowledges and agrees that the representations and warranties made by the Seller Parent in this Agreement, the Related Agreements and the Bankruptcy Filings (with respect to the Acquired Assets or the Business) supersede, replace and nullify in every respect the data set forth in any other document, material or statement, whether written or oral, made available to the Buyer or any of its Representatives and the Buyer shall be deemed to have not relied on such data for any purpose whatsoever, including as a promise, projection, guaranty, representation, warranty or covenant.

3.09 Litigation. There are no Proceedings pending or, to the Knowledge of the Buyer, threatened against the Buyer or its Affiliates, at Law or in equity, or before or by any Governmental Authority which reasonably would be expected to affect the legality, validity or enforceability of this Agreement, any Related Agreement or the consummation of the Transactions.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER PARENT

The Buyer Parent represents and warrants to the Seller Parent that, as of the date of this Agreement:

4.01 Organization. The Buyer Parent is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.

4.02 Power and Authority; Ownership. The Buyer Parent has all requisite limited partnership power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. All limited partnership acts or proceedings required to be taken by the Buyer Parent to authorize the execution and delivery of this Agreement and the Related Agreements to which it is a party and the performance of the Buyer Parent’s obligations hereunder and thereunder have been properly taken. The Buyer Parent is the direct or indirect record and beneficial owner of one hundred percent (100%) of the Equity Securities of each of Health Partners and the Buyer.

4.03 Enforceability. This Agreement has been duly authorized, executed and delivered by the Buyer Parent and, assuming the due and valid authorization, execution and delivery of this Agreement by the Seller Parent, this Agreement constitutes the legal, valid and binding obligation of the Buyer Parent, enforceable against it in accordance with its terms, except as the same may be limited by the Bankruptcy and Equity Exceptions.

4.04 Capitalization; Subsidiaries. All equity interests of the Buyer Parent (as set forth in the Buyer Parent Limited Partnership Agreement) (the “Buyer Parent Securities”) are validly issued, fully paid and non-assessable. The Buyer Parent Securities constitute the only outstanding Equity Securities of the Buyer Parent. There are no outstanding rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights, or other agreements that require the Buyer Parent to issue or sell any Equity Securities or to redeem or otherwise acquire any of its outstanding Equity Securities.

4.05 No Violations; Consents and Approvals. The Buyer Parent’s execution and delivery of this Agreement and the Related Agreements to which it is a party, and the consummation by the Buyer Parent of the Transactions will not: (a) violate any provision of the Organizational Documents of the Buyer Parent; (b) violate any Law applicable to, binding upon or enforceable against the Buyer Parent; (c) result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any Contract to which the Buyer Parent or its Affiliates are a party or bound; (d) result in the creation or imposition of any Lien upon any of the property or assets of the Buyer Parent; or (e) require a filing with, notice to or the consent or approval of any Governmental Authority or any other Person; except, with respect to the immediately preceding clauses (a) through (d) as would not have a Buyer Material Adverse Effect.

4.06 No Brokers. Except as set forth on Schedule 3.05, the Buyer Parent has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the Transactions.

4.07 Due Diligence. The Buyer Parent is relying on its own investigations of the Acquired Assets to its reasonable satisfaction in entering into this Agreement and consummating the Transactions contemplated hereby. The Buyer Parent has received sufficient information that it has requested from the Seller Group as of the date hereof in order to evaluate the risks and merits of entering into this Agreement and the Related Agreements to which it is a party, and the consummation of the Transactions.

4.08 Investment Representation. The Buyer Parent acknowledges and agrees that the representations and warranties made by the Seller Parent in this Agreement, the Related Agreements and the Bankruptcy Filings (with respect to the Acquired Assets or the Business) supersede, replace and nullify in every respect the data set forth in any other document, material or statement, whether written or oral, made available to the Buyer Parent or any of its Representatives and the Buyer Parent shall be deemed to have not relied on such data for any purpose whatsoever, including as a promise, projection, guaranty, representation, warranty or covenant.

4.09 Litigation. There are no Proceedings pending or, to the Knowledge of the Buyer, threatened against the Buyer Parent or its Affiliates, at Law or in equity, or before or by any Governmental Authority which reasonably would be expected to affect the legality, validity or enforceability of this Agreement, any Related Agreement or the consummation of the Transactions.

4.10 Funded Debt. Except as set forth in Schedule 4.10, the Buyer Parent does not have any Funded Debt and is not liable for any Funded Debt of any other Person.

4.11 Health Partners Equity. The Buyer Parent has delivered to the Seller Parent a true and correct copy of the Health Partners Limited Liability Company Agreement. At the Closing, the Health Partners Limited Liability Company Agreement will be in full force and effect, with such changes, if any, as are required to give effect to the issuance of the Health Partners Equity contemplated herein, and the Health Partners Equity will have been duly and validly authorized and issued to the Seller Parent upon the consummation of the Rollover, free and clear of all Liens and restrictions on transfer other than restrictions on transfer under applicable state and federal securities Laws.

4.12 Buyer Parent Equity. The Buyer Parent has delivered to the Seller Parent a true and correct copy of the Buyer Parent Limited Partnership Agreement. At the Closing, the Buyer Parent Limited Partnership Agreement shall be in full force and effect, with such changes, if any, as are required to give effect to the issuance of the Buyer Parent Equity contemplated herein and effect the terms of the Governance Term Sheet (including any such changes as may be mutually agreed as between Buyer Parent and the holders of the Buyer Parent Equity to be issued pursuant to this Agreement), and the Buyer Parent Equity will have been duly and validly authorized and issued to the Seller Parent upon the consummation of the Contribution, free and clear of all Liens and restrictions on transfer other than restrictions on transfer under the Buyer Parent Limited Partnership Agreement or applicable state and federal securities Laws. At the Closing, the Seller Parent shall become a limited partner of Buyer Parent.

4.13 Disclosure. The Buyer Parent has made available to the Seller Parent all the information reasonably available to the Buyer Parent that the Seller Parent has requested for deciding whether to consummate the Contribution and the Rollover.

Article V
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER PARENT

Except as set forth in the Disclosure Schedules, the Seller Parent hereby represents and warrants to the Buyer and the Buyer Parent that, as of the date of this Agreement:

5.01 Organization. The Seller Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

5.02 Power and Authority; Ownership. The Seller Parent has all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. All corporate acts or proceedings required to be taken by the Seller Parent to authorize the execution and delivery of this Agreement and the Related Agreements to which it is a party and the performance of the Seller Parent’s obligations hereunder and thereunder have been properly taken and have not been rescinded. Immediately prior to the Closing, the Seller Parent is the direct or indirect record and beneficial owner of one hundred percent (100%) of the Equity Securities of each Member of the Seller Group.

5.03 Enforceability. This Agreement has been duly authorized, executed and delivered by the Seller Parent. Assuming the due and valid authorization, execution and delivery of this Agreement by the Buyer, this Agreement constitutes the legal, valid and binding obligation of the Seller Parent, enforceable against the Seller Parent in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exceptions.

5.04 No Violations; Consents and Approvals. The Seller Parent’s execution and delivery of this Agreement and the Related Agreements to which it is a party, and the consummation by the Seller Parent of the Transactions will not: (a) violate any provision of the Organizational Documents of the Seller Parent; (b) violate any material Law to which the Seller Parent is, or its assets or properties are, subject; (c) result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon, or accelerate any Material Contract to which the Seller Parent is a party or bound; (d) result in the creation or imposition of any Lien upon any of the Acquired Assets; or (e) require a filing with, notice to or the consent or approval of any Governmental Authority or any other Person; except, with respect to the immediately preceding clauses (a), (c) and (d) as would not have a Seller Material Adverse Effect.

5.05 No Brokers. Except as set forth in Schedule 5.05, the Seller Parent has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the Transactions.

5.06 Litigation. Except as set forth in Schedule 5.06, there are no Proceedings pending or, to the Knowledge of the Seller, threatened against the Seller Parent or its Affiliates, at Law or in equity, or before or by any Governmental Authority which reasonably would be expected to affect the legality, validity or enforceability of this Agreement, any Related Agreement, or the consummation of the Transactions.

Article VI
REPRESENTATIONS AND WARRANTIES REGARDING THE BUSINESS

Except as set forth in the Disclosure Schedules, the Seller Parent represents and warrants to the Buyer and the Buyer Parent that, as of the date of this Agreement:

6.01 Organization. Each Member of the Seller Group is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation as listed on Schedule 6.01. Each Member of the Seller Group has the requisite limited liability company or corporate power and authority, as applicable, to conduct its business as it is now being conducted. Each Member of the Seller Group is legally qualified to transact business as a foreign limited liability company in all jurisdictions where the nature of its properties and the conduct of its business as now conducted require such qualification, except where the failure to be so qualified would not reasonably be expected to materially and adversely affect the operation of the Business or the Seller Parent’s ability to enter into this Agreement, consummate the Transactions or perform their obligations hereunder. The Seller Parent has made available to the Buyer true and complete copies of the Organizational Documents of each Member of the Seller Group in effect as of the date of this Agreement.

6.02 Capitalization; Subsidiaries. Schedule 6.02 sets forth (a) the number of issued and outstanding Equity Securities of the Seller Group as of the date hereof, and (b) the record and beneficial owner of all such Equity Securities as of the date of this Agreement, and such Equity Securities constitute the only outstanding Equity Securities of the Seller Group. All of the Equity Securities of the Seller Group are validly issued, fully paid and non-assessable, free of any preemptive rights, rights of first refusal or similar rights with respect thereto, and are owned beneficially and of record, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws). There are no outstanding rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights, or other agreements for the sale or issuance of any Equity Securities or for any Member of the Seller Group to redeem or otherwise acquire any of its outstanding Equity Securities.

6.03 No Violation; Consents and Approvals. The execution and delivery of this Agreement and the Related Agreements and the consummation of the Transactions will not: (a) violate any provision of the Organizational Documents of the Seller Group; (b) violate any material Law to which any Member of the Seller Group is, or its respective assets or properties are, subject; (c) result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate any Material Contract; (d) result in the creation or imposition of any Lien upon any of the property or material assets of the Business, or (e) require a filing with, notice to, or the consent or approval of any Governmental Authority; except, with respect to the immediately preceding clauses (a), (b) and (d) as would not have a Material Adverse Effect.

6.04 Financial Statements. The Seller Parent has made available to the Buyer copies of the consolidated: (a) balance sheets of the Seller Parent and its Subsidiaries as of December 31, 2022 and December 31, 2023, and the related statements of income for the years ended December 31, 2022 and December 31, 2023 (collectively, the “Annual Financial Statements”), and (b) balance sheet of the Seller Parent and its Subsidiaries as of August 31, 2024 (the “Latest Balance Sheet Date”) and the related statements of income for the eight (8) month period ended on the Latest Balance Sheet Date (the “Interim Financial Statements,” and together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements fairly present, in accordance with the past practices of the Seller Parent and its Subsidiaries, in all material respects the financial position of the Seller Parent and its Subsidiaries at each of the balance sheet dates and the results of operations for each of the periods covered thereby. The Financial Statements have been prepared in accordance with GAAP as consistently applied by the Seller Parent and its Subsidiaries, except that the Interim Financial Statements do not reflect certain quarterly or year-end adjustments and do not contain footnote disclosures and other presentation items. The Clinic Financial Information is true and correct in all material respects and consistent in all material respects with the books and records of the Seller Parent and the Seller Group.

6.05 Undisclosed Liabilities. As of the date of this Agreement, neither the Seller Group nor the Business have any liability of the type that would be required to be shown on a balance sheet prepared in accordance with GAAP, except for liabilities (a) reflected in the Financial Statements (including footnotes), (b) that have arisen since the Latest Balance Sheet Date in the Ordinary Course of Business, (c) otherwise disclosed in Schedule 6.05(c), or (d) that are not individually or in the aggregate material to the Business.

6.06 Absence of Certain Developments. From the Latest Balance Sheet Date to the date of this Agreement, except for the Transactions:

(a) there has not been a Material Adverse Effect, either individually or in the aggregate;

(b) no Member of the Seller Group has sold or disposed of, or agreed or committed to sell or dispose of, any material assets used in or related to the Business;

(c) no Member of the Seller Group has received or given written notice of termination for any Material Contract;

(d) each Member of the Seller Group has conducted the Business in the Ordinary Course of Business; and

(e) no Member of the Seller Group has taken any action or omitted to take any action that, if taken or omitted to be taken during the Pre-Closing Period, would require the consent of the Buyer pursuant to Section 7.04(a).

6.07 Litigation. Except as set forth in Schedule 6.07, as of the date of this Agreement, (a) there are no Proceedings pending or, to the Knowledge of the Seller, threatened against the Business or any of the Acquired Assets or any Member of the Seller Group in respect of the Acquired Assets, at Law or in equity, before or by any Governmental Authority, and (b) no Member of the Seller Group nor the Acquired Assets (including the Business) are subject to any outstanding Order.

6.08 Environmental Matters. During the Lookback Period: (a) neither the Business nor the operation thereof has violated any applicable Environmental Law; (b) the Seller Group possesses all Environmental Permits required under any applicable Environmental Law for the conduct or operation of the Business (or any part thereof) in the Ordinary Course of Business in all material respects, and the Seller Group has operated in material compliance with all such Environmental Permits; and (c) no Member of the Seller Group (including any officer or director thereof) has received any notice, Order or claim indicating that the Business or the operation of any of their facilities is or may be in violation of any Environmental Law or any Environmental Permit or that they are or may be liable under any Environmental Law. There has been no condition or occurrence which has resulted in, or would reasonably be expected to result in, any material liabilities under any Environmental Law. No hazardous materials have been released or discharged on, at, under or from any Business Real Property, and no person has been exposed to such hazardous materials, that has resulted in, or would reasonably be expected to result in, any material liabilities for the Business arising under Environmental Law.

6.09 Title to Properties; Sufficiency of Assets.

(a) Except as set forth in Schedule 6.09(a), the Seller Group has valid title to, or a valid leasehold interest in (or other right to use), the Acquired Assets, free and clear of all Liens other than Permitted Liens.

(b) The Acquired Assets, the Rejected Contracts and the other assets, rights, licenses and properties to be acquired pursuant to this Agreement are sufficient to operate the Business from and after the Closing as currently conducted in the Ordinary Course of Business in all material respects; provided, however, that nothing in this Section 6.09(b) shall be deemed to constitute a representation or warranty regarding the adequacy of the amounts of cash or working capital (or the availability of same) or any infringement, misappropriation, dilution or violation of any Intellectual Property of any non-affiliated third party beyond those expressly set forth in Section 6.18.

(c) Schedule 6.09(c) sets forth a complete list of all real property used or occupied by the Seller Group in the operation of the Business as of the date of this Agreement (such premises, the “Business Real Property”). All of the tangible Acquired Assets are located or, in the case of motor vehicles, garaged, on the Business Real Property. The Seller Group’s interest in the Business Real Property is sufficient to conduct the Business as currently conducted. There is no party other than the Seller Group in possession of any portion of the Business Real Property, and no Contract grants any Person (other than a Member of the Seller Group) the right of use or occupancy of any portion of the Business Real Property, other than Permitted Liens. The Seller Group has delivered to Buyer complete copies of each lease, sublease, license or other agreement relating to the Business Real Property, and all amendments thereto.

(d) No Member of the Seller Group owns any real property.

(e) Except as set forth in Schedule 6.09(e), the tangible assets included in the Acquired Assets are generally suitable for the uses for which they are intended, are structurally sound, and in good operating condition and repair (including with respect to the performance of reasonably preventive maintenance) and are free of defects that would impact the continued use therefor by Buyer following the Closing Date in the conduct of normal operations. No Person other than the Seller Group owns, licenses, or leases, as applicable, any equipment or other tangible assets or properties used in or necessary to the operation of the Business.

6.10 Compliance with Laws. The Seller Group and the Business are in compliance with all applicable Laws in all material respects. During the Lookback Period, no Member of the Seller Group, with respect to the Business, has been cited, fined, or otherwise notified in writing by any Governmental Authority of any material failure to comply with any Laws or been bound by any Order.

6.11 Permits. The Seller Parent has made available to the Buyer or to the Buyer’s counsel true, correct and complete copies of each of the Permits that the Seller Group holds as of the date hereof in connection with the operation of the Business including, but not limited to, the Environmental Permits. The Seller Group possesses, in full force and effect, all material Permits required by any Laws to own and operate the Business as currently conducted and operated. Each Permit is valid and in full force and effect, and (b) no Member of the Seller Group is in breach or violation of, or default under, any such Permit and no basis exists that, with notice or lapse of time or both, would constitute any such breach, violation or default. During the Lookback Period, neither the Seller Group nor the Business (a) have been in material violation of any Permits, or (b) have received written notice that any Governmental Authority has taken or is taking action to limit, suspend, modify, or revoke any Permits. Except as set forth in Schedule 6.11(a), neither the execution of this Agreement nor the Closing do or will constitute or result in a default under or violation of any such Permit.

6.12 Labor and Employment Matters.

(a) Schedule 6.12(a) contains a true, correct and complete list of all (i) employees of the Seller Group, excluding Licensed Professionals, and (ii) employees of any Affiliate of the Seller Group, excluding Licensed Professionals, who provide a substantial portion of their time providing services related to the Business (the employees described in clauses (i) and (ii), collectively, the “Business Employees”), which list is current as of the Latest Balance Sheet Date, describing for each such Business Employee: (A) the entity that employs such Business Employee; (B) name and the position held; (C) whether classified as exempt or non-exempt for wage and hour purposes under the Fair Labor Standards Act and similar state Laws; (D) date of hire; (E) work location; (F) whether paid on a salary, hourly, or commission basis; (G) regular hourly wage, annual salary or commission rate, as applicable; (H) bonus potential; and (I) status (i.e., active or inactive and if inactive, the type of leave and estimated duration). The employment of each Business Employee is “at will.” To Seller’s Knowledge, no key Business Employee, key Contingent Worker, or key Licensed Professional of any Member of the Seller Group has given notice of termination of employment or engagement or otherwise intends to terminate his or her employment or service relationship with the Seller Group within the twelve (12) month period following the date hereof.

(b) Schedule 6.12(b) contains a true, correct and complete list of all the independent contractors, consultants, temporary employees, leased employees or any other servants or agents currently performing material services with respect to the operation of the Business, excluding Licensed Professionals, and who are (i) compensated in excess of $25,000 in any twelve (12)-month period, and (ii) classified by the Seller Group or an Affiliate of the Seller Group as other than a Business Employee or compensated other than through wages paid by the Seller Group or the such Affiliate through their payroll department and reported on a Form W-2 (“Contingent Workers”), which list is current as of the Latest Balance Sheet Date, describing for each such Contingent Worker: (A) name and role in the business, (B) fee or compensation arrangement, (C) work location, and (D) consulting period.

(c) Neither the Seller Group nor any Affiliate of the Seller Group are currently, or during the Lookback Period has been, a party to or bound by any collective bargaining agreement with respect to the Business or the Business Employees, and no such agreement or Contract is being negotiated by any Member of the Seller Group. To the Knowledge of the Seller, there is currently no, and during the Lookback Period there has been no, organized effort by any labor union to organize any Business Employees into one or more collective bargaining units.

(d) During the Lookback Period, neither the Seller Group nor the Business has (i) experienced any strike or material grievance, claim of unfair labor practices or other collective bargaining dispute, and none are pending or, to the Knowledge of the Seller, expressly threatened in writing, (ii) committed any material unfair labor practice, or (iii) received any written communication of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation of the Seller Group or the Business and, to the Knowledge of the Seller, no such investigation is in progress.

(e) With respect to the Business Employees, the Seller Group is, and has been during the Lookback Period, in compliance in all material respects with all applicable Laws relating to labor relations, employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, all Laws relating to discrimination, harassment, retaliation, termination of employment, overtime, meal and rest breaks, leave, occupational safety and health, employee whistle-blowing, immigration and work authorization (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employee privacy, classification of employees as exempt or non-exempt, classification of workers as independent contractors, child labor, pay equity, pay transparency, payroll documents and wage statements, disability rights or benefits, reasonable accommodation, equal employment opportunity, plant closures and layoffs, employee trainings and notices, workers’ compensation, collective bargaining, background checks and other consumer reports, restrictive covenants, negligent hiring or retention, employee benefits, employee leave issues, sick pay, COVID-19, affirmative action, unemployment insurance and the collection and payment of withholding and/or social security Taxes.

(f) As of the date of this Agreement, there are no Proceedings of any nature pending, or, to the Seller’s Knowledge, threatened between any Member of the Seller Group, on the one hand, and any of the Business Employees or Contingent Workers, on the other hand, or against or involving any Member of the Seller Group relating to any of the Business Employees or Contingent Workers, including, without limitation, any claim, Proceeding or governmental investigation relating to employer-employee relationships, labor relations, unfair labor practices, wages or hours, discrimination in employment or employment practices, workplace harassment, retaliation, plant closing or mass layoff, or any other labor or employment related matter arising under applicable Laws, there have been no such claims or Proceedings during the Lookback Period.

(g) The Seller Group has complied in all materials respects with the Immigration Reform and Control Act and other applicable Laws regarding the completion and retention of a Form I-9 for each of the Business Employees and any required supporting documentation as required by any Laws. The Seller Group has complied in all material respects with any E-Verify requirements placed upon it under any Contract or any local, state, or federal Laws. To the Seller’s Knowledge, each Business Employee of the Seller Group is legally entitled to work in the jurisdiction in which he or she is employed and in the position in which he or she is employed. Without limiting the foregoing, except as set forth in Schedule 6.12(g), (i) no Business Employee has presented any temporary work authorization document at the time of hire that is currently or at any future date will be subject to I-9 re-verification, (iii) no Business Employee is employed under an H-1B, L-1A or L-1B visa, or any other employer-petitioned non-immigrant U.S. work authorization, and (iv) during the five (5)-year period prior to the Closing Date, the Seller Group has not received any written correspondence from any Person, including any Governmental Authority, questioning the validity of the social security number or work authorization status of any Business Employee. To Seller’s Knowledge, no Business Employee or any Contingent Worker is, or during the Lookback Period has been, in material violation of any term or provision of any employment agreement, independent contractor agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, non-solicitation agreement, restrictive covenant or other obligation (i) with or owed to any Member of the Seller Group or any former employer or other Person or (ii) relating to: (x) the right of any such Business Employee or Contingent Worker to be employed or engaged by any Member of the Seller Group or to perform his or her duties or services to any Member of the Seller Group; or (y) the knowledge or use of Trade Secrets or confidential or proprietary information.

(h) The Seller Group (i) has properly classified and treated all of its Contingent Workers or Business Employees as independent contractors or employees, (ii) has properly classified and treated all of its Business Employees as “exempt” or “non-exempt” from overtime requirements under all Laws and (iii) is not delinquent in any payments to, or on behalf of, any current or former independent contractors or employees for any services or amounts required to be reimbursed or otherwise paid. The Seller Group are not joint employers, single employers or co-employers with or an alter ego of any other Person, and the Seller Group has no Liability as a joint employer with respect to any temporary employees leased or staffed through a third-party entity. During the Lookback Period, there has been no employee layoffs, plant closings, employee relocations or other employment actions involving any Member of the Seller Group that triggered notice requirements under the WARN Act. Except for any employee layoffs, plant closings, employee relocations or other employment actions taken in connection with the Transactions contemplated herein, no Member of the Seller Group is currently contemplating any employee layoffs, plant closings, employee relocations or other employment actions that would implicate, or otherwise trigger notice requirements or liability under, the WARN Act.

(i) During the Lookback Period, each Member of the Seller Group has promptly, thoroughly, and impartially investigated all discrimination and harassment allegations involving any Business Employee which have been reported in accordance with such Member of the Seller Group’s reporting policies or to which such Member of the Seller Group was made aware. With respect to each such allegation with potential merit, such Member of the Seller Group has taken prompt corrective action that is reasonably calculated to prevent further improper action. No Member of the Seller Group reasonably expects any material liability with respect to any such allegations and is not aware of any such threatened allegations relating to officers, directors, employees, independent contractors or agents of the Seller Group. To the Knowledge of the Seller, during the Lookback Period, no allegations of sexual or other harassment, discrimination, assault or material misconduct have been made against any officer, director, executive, or management-level Business Employee.

6.13 Employee Benefit Plans.

(a) Schedule 6.13(a) sets forth a true, correct and complete list of all material “employee benefit plans” (as that term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), as well as all welfare, supplemental unemployment benefit, pension, retirement, savings, profit sharing, executive compensation, deferred compensation, incentive compensation, change in control, incentive, stock compensation, stock purchase, stock option, stock appreciation, phantom stock option, health or other medical, dental, life, disability, paid leave plan, program, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by the Seller Group or an ERISA Affiliate thereof for the benefit of any current or former Business Employees and their dependents or beneficiaries or pursuant to which any Member of the Seller Group has any current or would be reasonably expected to have any liability or obligation (whether actual, contingent, or otherwise) with respect to any Business Employee, other than (i) plans established pursuant to statute (collectively, the “Plans”) or (ii) employment agreements entered into in the Ordinary Course of Business that are terminable at will any time without notice and without any severance or other payment obligations.

(b) The Plans comply in form and in operation, in all material respects, with the terms of such Plan and the requirements of the Code, ERISA and all applicable Laws. With respect to the Plans, (i) all required contributions to, and premiums or other payments on account of, each Plan have been made in all material respects in full on a timely basis, or properly accrued and (ii) all reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any Plan participant have been timely filed or distributed.

(c) Each Plan maintained or contributed to by the Seller Group that is intended to be qualified under Section 401(a) of the Code has received either a favorable determination letter from the Internal Revenue Service or, with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype or volume submitter plan sponsor, to the effect that such plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code; and, to the Knowledge of the Seller, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect the qualified status of any Plan.

(d) The Seller Parent has made available to the Buyer or to the Buyer’s counsel true and complete copies of the following documents relating to each Plan, to the extent applicable: (i) the plan document or, for any unwritten Plan, a written summary of the material terms thereof; (ii) copies of the most recent Internal Revenue Service (“IRS”) determination letter or advisory or opinion letter with respect to each such Plan intended to qualify under Section 401(a) of the Code; (iii) copies of the most recent summary plan description and all material modifications thereto; (iv) any material correspondence with any Governmental Authority with respect to any Plan within the past three (3) years; and (v) the Forms 1094 and 1095 for the past three (3) years.

(e) Neither the Seller Group nor any of their ERISA Affiliates has at any time during the Lookback Period sponsored, maintained, had an obligation to contribute to or any current or contingent liability or obligation under or with respect to (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) any “pension plan” (as defined in Section 3(2) of ERISA) that is or was subject to Sections 412 or 430 of the Code or Title IV of ERISA, or (iii) a “defined benefit plan” (as defined in Section 3(35) of ERISA), (iv) any “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code), and (v) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(f) No Proceeding of any nature related to any Plan (other than routine claims for benefits) is pending or, to Knowledge of the Seller, expressly threatened.

(g) Neither the Seller Group nor any ERISA Affiliate have any obligation to provide health benefits to any employee following termination of employment, except continuation coverage required under Section 4980B of the Code (or equivalent state Law), the full cost of which is paid solely by the employee.

(h) Each Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code is in compliance with (i) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and (ii) the Consolidated Omnibus Budget Reconciliation Act and the regulations promulgated thereunder. The Seller Group has offered minimum essential health coverage, satisfying affordability and minimum value requirements, to their full-time employees sufficient to avoid liability for assessable payments under Sections 4980H(a) and 4980H(b) of the Code. The Seller Group has complied with the applicable reporting requirements under Sections 6055 and 6056 of the Code.

(i) Each Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder; and the Seller Group does not have any obligation to “gross up” any Person for any Taxes under Section 409A of the Code.

(j) Except as set forth in Schedule 6.13(j), neither the execution and delivery of this Agreement by the Seller Parent nor the consummation of the transactions contemplated hereby will: (i) entitle any current or former employee of the Seller Group to severance pay, unemployment compensation, benefits, incentive compensation, or any similar payment; (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee; (iii) require any contributions or payments to fund any obligations under any Plan; or (iv) directly or indirectly result in any payment made to or on behalf of any Person to constitute a “parachute payment” within the meaning of Section 280G of the Code; and the Seller Group does not have any obligation to “gross up” any Person for any Taxes under Section 4999 of the Code.

6.14 Tax Matters.

(a) With respect to the Acquired Assets, Assumed Liabilities and the Business, each Member of the Seller Group has filed all Income Tax Returns and other material Tax Returns that are required to be filed by it (taking into account any extensions of time to file that have been duly perfected), and all Income Taxes and other material Taxes (whether or not shown as owing by the Seller Group on any such Tax Returns) have been fully paid or properly accrued, all such Tax Returns are true and correct in all material respects, and all material Taxes required to be deducted and withheld by each Member of the Seller Group on account of amounts payable with respect to the Acquired Assets, Assumed Liabilities or the Business have been properly deducted, withheld, and timely paid over to the applicable Governmental Authority. No written claim has been made by a Governmental Authority in a jurisdiction where any Member of the Seller Group does not file Tax Returns that such Member of the Seller Group is or may be subject to material taxation by that jurisdiction with respect to the Acquired Assets, Assumed Liabilities, or the Business.

(b) With respect to the Acquired Assets, Assumed Liabilities, and the Business, the Seller Group has not been the subject of any material audit or other examination of Taxes by the Taxing Authorities of any nation, state or locality with respect to any open Tax years and, to the Knowledge of the Seller, no such audit or other examination is contemplated or pending, and the Seller Group has not waived in writing any statute of limitations in respect of material Taxes payable by any of them, which waiver is currently in effect.

(c) No Member of the Seller Group has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2) and, with respect to each transaction in which any Member of the Seller Group has participated that is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or foreign Law.

(d) None of the Acquired Assets is subject to the limitations on “amortizable Section 197 intangibles” described in Section 197(f)(9) of the Code or any similar comparable limitation under state, local or foreign Law.

(e) Notwithstanding anything to the contrary in this Agreement, no Member of the Seller Group makes any representation as to the amount of, or limitations on, any net operating losses, Tax credits, Tax basis or other Tax attributes that any Member of the Seller Group may have after the Closing Date.

(f) Notwithstanding anything to the contrary contained herein, except for certain representations related to Taxes in Section 6.13, the representations and warranties set forth in this Section 6.14 are the Seller Group’s sole and exclusive representations and warranties regarding Tax matters.

6.15 Insurance. Schedule 6.15 lists each material insurance policy maintained for the benefit of the Seller Group or the Business, including the name of the insured, the name of the insurer and policy number (the “Insurance Policies”). The Insurance Policies are in full force and effect, and, to the Knowledge of the Seller, neither the insured nor the Seller Group are in breach or default thereunder. All premiums with respect to the Insurance Policies covering the Lookback Period up to and including the Closing Date have been or will be paid or accrued therefor. During the Lookback Period, no written notice of cancellation or termination has been received by the Seller Group nor, to the Knowledge of the Seller, the insured, with respect to any Insurance Policy.

6.16 Affiliated Transactions. No Affiliate, equityholder, director, or officer of the Seller Group or any Affiliate or immediate family member of any of the foregoing, or any Business Employee: (a) possesses, directly or indirectly, any financial interest in, or is a director, manager or officer of any Person (other than the Seller Group or the Business) that is party to any Contract, commitment or transaction with the Seller Group; (b) owns, directly or indirectly, any property right, tangible or intangible, that is used by the Seller Group in the conduct of the Business or has any other financial interest, directly or indirectly, in any property that is used by the Seller Group; or (c) is a party to any Contract, obligation, commitment or other transaction with any Member of the Seller Group (other than employment Contracts for at-will employment entered into in the Ordinary Course of Business).

6.17 Material Contracts.

(a) Schedule 6.17(a) sets forth a true, correct and complete list of all Contracts used in the conduct of the Business as currently conducted, other than any Plan, meeting any of the descriptions set forth below, in each case between any Member of the Seller Group, on the one hand, and any third party, on the other hand, that are in effect and identified as of the date hereof (collectively referred to herein as the “Material Contracts”):

(i) all Software licenses granted to the Seller Group that are material to the operation of the Business, taken as a whole (excluding (A) any “shrink wrapped”, “click through” or other “off-the-shelf” Software that is commercially available for a license fee, royalty or other consideration, or (B) Open Source Software;

(ii) all Contracts pursuant to which any Member of the Seller Group grants to any Person any license or similar right under or with respect to any material Owned Intellectual Property, other than (A) Contracts pursuant to which any Member of the Seller Group grants a non-exclusive license in the Ordinary Course of Business or (B) nondisclosure or confidentiality agreements;

(iii) all Contracts that (A) prohibit any Member of the Seller Group or the Business from freely engaging, or competing with any Person, in business anywhere or in any geographic area, (B) obligate any Member of the Seller Group or the Business to conduct business on a “most favored nation” basis with any Person, (C) contain exclusivity, right of first refusal or right of first offer, or non-hire, non-solicitation obligations or restrictions on any Member of the Seller Group or the Business or (D) contain minimum purchase commitments or “requirements” or is a “take or pay” agreement;

(iv) all Contracts for the settlement of any Proceeding to which there currently exists any material obligation upon the Seller Group, other than Proceedings (A) for ordinary course health care insurance claims, or (B) that do not involve injunctive relief and do not involve amounts in excess of $1,000,000;

(v) all Contracts with any Governmental Authority;

(vi) any Contract with any Member of the Seller Group and an Affiliate that is not a Member of the Seller Group;

(vii) all Contracts with the top ten (10) largest Health Care Programs of the Seller Group (at the master level), in the aggregate (measured in terms of revenue) for the trailing twelve (12) month period ended on the Latest Balance Sheet Date (the “Top Health Care Programs”);

(viii) all Contracts concerning a partnership or joint venture or similar arrangement;

(ix) any Contract involving a sharing of profits, losses, costs or liabilities with any other Person, or any other similar agreement, excluding Contracts with Health Care Programs;

(x) any Contract with any Member of the Seller Group for such Member of the Seller Group’s provision of administrative or management services;

(xi) any Contract directly or indirectly with a direct or indirect Referral Recipient or Referral Source including such contracts with Subsidiaries and Affiliates of any direct or indirect Referral Recipient or Referral Source and where there are intervening parties;

(xii) any Contract relating to the acquisition or disposition of any material business or any Contract that provides for the sale of any material asset owned or used by any Member of the Seller Group or the Business or the grant of any preferential rights to purchase any material asset owned or used by any Member of the Seller Group or the Business;

(xiii) any Contract for the employment or engagement of any Business Employee (excluding (A) any offer letters entered into with any Business Employee in the Ordinary Course of Business or (B) any employment agreement pursuant to which the annual compensation of such Business Employee does not exceed $270,000), or any agreement providing for the payment of any cash or other compensation or benefits upon the consummation of the Transactions;

(xiv) each Contract with an independent practice association, physician-hospital organization, or accountable care organization;

(xv) all Contracts providing for capital expenditures by any Member of the Seller Group with respect to the Acquired Assets;

(xvi) any real property lease;

(xvii) any capital lease;

(xviii) all Contracts pursuant to which any Member of the Seller Group or any of their Affiliates is bound to indemnify, or guarantee the obligations of, another Person (other than Contracts entered into the Ordinary Course of Business);

(xix) other than any Contracts specified in clauses (i) through (xvi) above, all Contracts that involve payments by or to the Seller Group or any of their Affiliates of $1,000,000 or more in any calendar quarter;

(xx) all other Contracts that are material to the operation of the Business and not previously disclosed pursuant to this Section 6.17(a); and

(xxi) any commitment to enter into any Contract of the type described in clauses (i) through (xx) above.

(b) The Seller Parent has made available to the Buyer true, correct and complete copies of all written Material Contracts, including all amendments or other modifications thereto. No Member of the Seller Group is, nor, to the Knowledge of the Seller, is any other party to any Material Contract, in material breach of or in material default under any Material Contract, nor has any such Person given or received written notice of any termination thereof. To the Knowledge of the Seller, each Material Contract is valid, binding and in full force and effect, enforceable against the applicable Member of the Seller Group and each other party thereto, except for such failures to be valid, binding or in full force and effect that would not reasonably be expected to be material to the Business.

6.18 Intellectual Property.

(a) Schedule 6.18(a) contains a true, correct and complete list of all of the following Owned Intellectual Property: (i) registered Intellectual Property and pending applications for registration or issuance of Intellectual Property, setting forth as to each such item, as applicable, the item or title, the application or registration number and the jurisdiction in which such item is registered or pending (“Registered Owned Intellectual Property”), (ii) domain names and material unregistered trademarks, and (iii) material Seller Group Software. No Member of the Seller Group, with respect to the Business, is bound by any outstanding consent, settlement, judgment, injunction, order or decree restricting the use of Intellectual Property or, with respect to the Owned Intellectual Property, restricting the licensing thereof to any third party. All of the Registered Owned Intellectual Property is valid, subsisting and in full force and effect, and the Seller Group has paid all maintenance fees and made all filings required to maintain the Seller Group’s ownership thereof. Except as set forth on Schedule 6.18(a), there are no actions that must be taken by the Seller Group within one hundred eighty (180) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to the United States Patent and Trademark Office (or equivalent authority elsewhere in the world) office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Owned Intellectual Property.

(b) The Seller Group owns and possesses all right, title and interest in and to all Owned Intellectual Property free and clear of all Liens, other than Permitted Liens, and possesses the valid and enforceable right to use all other Intellectual Property, in all material respects, used in the operation of the Business as currently conducted. No Member of the Seller Group (i) has during the Lookback Period, or is currently, infringing upon, misappropriating or violating, in any material respect, any of the Intellectual Property of any third party or (ii) has during the Lookback Period received any written notices of infringement, misappropriation, or violation from any third party with respect to the Seller Group’s use of any Intellectual Property (including any claim that any Member of the Seller Group must license or refrain from using any Intellectual Property of any third party in order to avoid infringement). To the Knowledge of the Seller, no third party is infringing, misappropriating, or violating any Owned Intellectual Property, and no Member of the Seller Group has made or asserted any claim, demand or notice against any third party alleging any such infringement, misappropriation, or other violation.

(c) With respect to the Business, either (i) all of the current and former consultants, agents, officers, management and employees of each Member of the Seller Group involved in the creation of material Intellectual Property created for any Member of the Seller Group have executed a written agreement containing a present-tense assignment of Intellectual Property sufficient to validly assign all of their respective right, title and interest in any such Intellectual Property to the respective Member of the Seller Group, or (ii) all such Intellectual Property is owned by the respective Member of the Seller Group by operation of law. Such agreements remain in full force and effect, and, to the Knowledge of the Seller, none of such Persons is in violation thereof.

(d) The Seller Group is in possession of and have full access to and control over (i) the source code and object code for all material Seller Group Software, (ii) copies of all other existing documents related thereto, including installation and user documentation, engineering specifications and flow charts, if any, (iii) know-how and other Intellectual Property rights reasonably necessary, in all material respects, for the use and maintenance of such Seller Group Software, and (iv) all passwords, keys, passphrases, tokens or other means of authentication for access to and use and modification of all Online Identifiers included in the Acquired Assets and other Owned Intellectual Property. Standard back-up copies and working copies of the source code for such Seller Group Software have been made and securely maintained under the sole control of the Seller Group. No material Seller Group Software is subject to licensing obligations of any Open Source Software that would require such Seller Group Software to be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works or (z) redistributable at no or minimal charge. The Seller Group is in compliance with the terms of each license applicable to Open Source Software used in or in connection with the Seller Group Software or otherwise used in the operation of the Business, except for noncompliance that would not, in the aggregate, reasonably be expected to materially impact the Seller Group Software or operations of the Business.

(e) Each Member of the Seller Group, with respect to the Business, has at all times taken reasonable industry-standard measures to protect the confidentiality of (i) its material trade secrets and (ii) third-party confidential information provided to such Member of the Seller Group that the Seller Group is obligated to maintain in confidence. To the Knowledge of the Seller, no such trade secrets or third-party confidential information have been disclosed or otherwise accessed by any unauthorized third party or used in any unauthorized manner. With the exception of Open Source Software, the source code for the Seller Group Software has been maintained in strict confidence and has not been disclosed to any third party other than pursuant to suitable confidentiality agreements.

6.19 No Brokers. Except as set forth in Schedule 6.19, the Seller Group has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the Transactions.

6.20 Health Care Compliance.

(a) The Seller Group, the Business, and each of the Seller Group’s owners, officers, directors, managers, employees, and, to the Knowledge of the Seller, agents, and independent contractors are, and during the Lookback Period have been, in material compliance with all applicable Health Care Laws, except such Health Care Laws that by their nature are strict liability or require strict compliance, and, in such case, the Seller Group, the Business, and each of the Seller Group’s owners, officers, directors, managers, employees, and, to the Knowledge of the Seller, agents and independent contractors are, and during the Lookback Period have been, in compliance with such Health Care Laws.

(b) To the extent any Member of the Seller Group participates, or during the Lookback Period has participated, in a Health Care Program related to the Business, such Member of the Seller Group (x) meets and, during the Lookback Period, has met the requirements for participation in, and receipt of payment from, such Health Care Program related to the Business in all material respects, and (y) is a party to one or more valid Contracts with the appropriate Health Care Program where necessary. Except as set forth in Schedule 6.20(b), the Seller Group does not have any outstanding overpayments or refunds due to any Health Care Program that would be material to the Business. No Health Care Program has provided written or, Knowledge of the Seller, oral notice to any Member of the Seller Group within the past twelve (12) months that it will stop or decrease the rate of its transactions, or otherwise adversely change its business relationship, with any Member of the Seller Group, and, to the Knowledge of the Seller, no Health Care Program has indicated an intention to do so. To the Knowledge of the Seller, no fact, occurrence, situation, or circumstance exists with respect to any Health Care Program that could reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth in Schedule 6.20(c), no Member of the Seller Group or any of their owners, managers, directors, officers, employees, or to the Knowledge of the Seller, independent contractors (i) have been during the Lookback Period, or are currently (i) suspended, excluded, or debarred from contracting with any Governmental Authority or from participating in any Health Care Program, nor are any such exclusions, debarment, or suspensions pending or, to the Knowledge of the Seller, threatened in writing, or to the Knowledge of the Seller, orally, (ii) listed on the excluded individuals list published by the Office of Inspector General for the United States Department of Health and Human Services, listed as excluded or debarred on any list published by the General Services Administration (including the System Award Management) and any state-level equivalent or similar list as the foregoing, (iii) designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury, (iv) have been subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act or any regulations promulgated thereunder, or (v), convicted of, charged with, or, to the Knowledge of the Seller, investigated for a material offense related to (A) any Health Care Program, or (B) fraud, theft, embezzlement, breach of fiduciary duty, kickbacks, bribes, billing improprieties, other financial misconduct, obstruction of an investigation, or controlled substances, nor are any such sanctions or charges pending, or, to the Knowledge of the Seller, threatened in writing, or to the Knowledge of the Seller, orally.

(d) Schedule 6.20(d) sets forth a list of each Licensed Professional that provides services to or on behalf of each Member of the Seller Group. No Licensed Professional has, to the Knowledge of the Seller, threatened to discontinue, curtail, diminish, or terminate his or her relationship with any Member of the Seller Group. In all material respects, each Licensed Professional that has provided any services, during the Lookback Period, to or on behalf of any Member of the Seller Group (i) is duly licensed and registered, and in good standing, by the state in which such Licensed Professional is licensed to practice, and such license(s) and registration(s) have not been suspended, revoked, or restricted in any manner, (ii) has current controlled substances registrations issued by the State in which such Licensed Professional practices medicine and the U.S. Drug Enforcement Administration, which registrations have not been surrendered, suspended, revoked, or restricted in any manner, (iii) has not been a party or subject to (A) any malpractice suit, claim (whether or not filed in court), settlement, settlement allocation, judgment, verdict, or decree completed (other than ordinary course malpractice actions covered by insurance), (B) any disciplinary, peer review, or professional review investigation, proceeding, or action instituted by any licensure board, hospital, medical school, health care facility or entity, professional society or association, Health Care Program, peer review or professional review committee or body, or Governmental Authority, (C) any allegation, or any investigation or proceeding based on any allegation, of violating professional ethics or standards, or engaging in illegal, immoral, or other misconduct relating to such Licensed Professional’s practice, (D) any denial or withdrawal of an application in any State for licensure as a physician, for medical staff privileges at any hospital or other health care entity, for board certification or recertification, for participation in any Health Care Program, for state or federal controlled substances registration, or for malpractice insurance, or (E) any denial or cancellation of medical malpractice insurance, (iv) has not been terminated from his or her employment for cause, and (v) maintains, and has maintained at all times during the Lookback Period, valid and binding medical malpractice insurance in full force and effect with minimum limits of $1,000,000 per occurrence and $3,000,000 annual aggregate. No event has occurred and, to the Knowledge of the Seller, no fact, circumstance, or condition exists that has or reasonably would be expected to result in the denial, loss, suspension, revocation, rescission, probation, or any other disciplinary action of or to any Licensed Professional’s permits, licenses, registrations, or other authorizations from a Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(e) Except as set forth on Schedule 6.20(e), during the Lookback Period, no Member of the Seller Group or any of Seller Group’s current or former owners, officers, directors, managers, employees or, to the Knowledge of the Seller, agents, independent contractors, or vendors (i) are, or have been, a party or subject to an individual or corporate integrity agreement with the HHS Office of Inspector General (“OIG”), (ii) have, or have ever had, any reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority, (iii) are currently, or have ever been, a defendant in any qui tam / False Claims Act litigation, (iv) have ever been served with or received any search warrant, subpoena, civil investigative demand, contact letter by or from any Governmental Authority, or (v) have made a voluntary disclosure to the OIG pursuant to the OIG’s self-disclosure protocol or otherwise.

(f) The Seller Group currently has and, during the Lookback Period, has in all material respects maintained compliance programs and appropriate employee training and education programs as required by any Health Care Program and consistent with general health care compliance principles.

(g) During the Lookback Period, no Member of the Seller Group has received any written notification, correspondence, or other written communication, including notification of any pending or threatened material Proceeding or other action from any Governmental Authority or Health Care Program of any actual material non-compliance by, or material liability of, the Seller Group under any Health Care Law.

(h) The Seller Group and the Business are and, during the Lookback Period, have been in material compliance with all marketing and advertising Health Care Laws related to all Federal Health Care Programs. No Member of the Seller Group is a party to any sales, service, or distribution Contracts or any Contract relating to the promotion, advertising, and marketing of the services provided by any Member of the Seller Group (other than employment agreements with Seller Group’s employees).

(i) The Seller Group’s patient records are complete and correct and have been prepared and maintained and all rights thereunder have been assigned or otherwise transferred to the Seller Group from the applicable employee or contractor of the Seller Group, in each case in compliance with all applicable Laws.

(j) Each Member of the Seller Group operates and has operated such Member of the Seller Group’s website and mobile applications (including but not limited to patient portals and all electronic online systems and mobile applications that interface with individuals and that receive, create, transmit, or maintain protected health information) and any tracking technologies deployed on such website or mobile applications, in compliance with HIPAA, including in compliance with the guidance issued by the Office for Civil Rights entitled “Use of Online Tracking Technologies by HIPAA Covered Entities and Business Associates” issued on December 1, 2022. No Member of the Seller Group has ever used or purchased advertising technology or “adtech” software.

(k) Except as set forth on Schedule 6.20(k), (i) no Related Person of any Member of the Seller Group is, or has ever been, directly or indirectly, involved in any Contract, transaction, business arrangement or relationship with any Member of the Seller Group or any supplier or Health Care Program to Seller Group, other than employment arrangements with any Member of the Seller Group entered into in the ordinary course of business, and (ii) no Related Person of any Member of the Seller Group, directly or indirectly, owns, or has owned (during the last two (2) years), any property or right, tangible or intangible, used by any Member of the Seller Group.

(l) The Seller Group does not currently provide home health services. The Seller Group does not currently, and has not during the Lookback Period, conduct or participate in any clinical trials or research.

(m) Schedule 6.20(m) sets forth the number of patient lives that Medicare Advantage Plans have attributable to the Seller Group clinics located at the Acquired Locations and those certain other locations where Buyer is acquiring membership only as of the date hereof (on a per location basis) (the “Patient Census”).

6.21 Information Privacy and Security Compliance.

(a) Except as set forth on Schedule 6.21(a), the Seller Group, the Business, and the Seller Group’s owners, managers, directors, officers, employees, and independent contractors are and, during the Lookback Period, have been in material compliance with HIPAA and all other Information Privacy and Security Requirements. The Seller Parent has implemented, and maintains and enforces, commercially reasonable practices to ensure the Seller Group’s material compliance with HIPAA and other Information Privacy and Security Requirements, and designed to secure Personal Data, other confidential information relating to the Business or any Member of the Seller Group, and the Seller Group’s information technology systems.

(b) When legally required during the Lookback Period, the Seller Group has entered into business associate agreements with all third parties acting as a business associate (as defined in 45 C.F.R. § 160.103) of the Seller Group. The Seller Group and the Business (i) are not and, during the Lookback Period, have not been, to the Knowledge of the Seller, under investigation by any Governmental Authority alleging a material violation of any Information

Privacy and Security Requirement; and (ii) have not, during the Lookback Period, received any notices from any Governmental Authority or any other Person relating to any such actual or alleged violations.

(c) The Seller Parent has provided to Buyer accurate and complete copies of any written complaint(s) delivered to the Seller Group during the Lookback Period alleging a violation of any Information Privacy and Security Requirements.

(d) During the Lookback Period, there have not been any material actual or alleged incidents of data security breaches, data policy violations, data thefts, unauthorized data use, access, or intrusion, or other improper availability or distribution of data (including personal information, payment card information, confidential information, or other data of any direct or indirect patient, customer, or employee) collected, maintained, or stored by any Member of the Seller Group.

(e) During the Lookback Period, no Member of the Seller Group, and, to the Knowledge of the Seller, no third party that has handled or had access to Personal Data, the Seller Group’s confidential information, or the Seller Group’s information technology systems on behalf of the Seller Group, has suffered any material incidents of data privacy or security breaches, data policy violations, data thefts, unauthorized data or information technology system use, access, or intrusion, or other improper availability or distribution of data (including personal information, payment card information, confidential information, or other data of any direct or indirect patient, customer, or employee). During the Lookback Period, no Member of the Seller Group has received any material written claim or notice that any of the foregoing has occurred or is being investigated. During the Lookback Period, no Member of the Seller Group has experienced any material deficiency in the security controls or the integrity of any information technology system. The Seller Group maintains privacy/cybersecurity insurance containing commercially reasonable coverage types and amounts.

Article VII
PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period commencing on the date of this Agreement and ending on the earlier to occur of the Closing or termination of this Agreement pursuant to Article XII (such period, the “Pre-Closing Period”):

7.01 Further Assurances; Closing Conditions. During the Pre-Closing Period:

(a) The Parties shall, as promptly as practicable, (a) execute and deliver, or cause to be executed and delivered, such additional instruments and other documents and shall take such further actions as may be reasonably requested by the other Party as necessary to effectuate, carry out and comply with all of the terms of this Agreement and to consummate the Transactions in accordance with and subject to the terms of this Agreement, and (b) use their reasonable best efforts to cause the conditions set forth in Article IX and Article X to be satisfied and to consummate the Transactions as promptly as practical; provided, that, notwithstanding anything to the contrary in this Agreement, neither the Seller Parent, the Seller Group, nor any owner of the Seller Parent shall be required to pay any consent or similar fee, fine, penalty, or other cost to any third party to obtain any consent from any Governmental Authority or other Person except as may be required to satisfy the Regulatory Conditions.

(b) Without limiting the foregoing, the Seller Parent shall, and shall cause the applicable Members of the Seller Group to, use commercially reasonable efforts to provide responses and, if applicable, such additional documents, to diligence inquiries as may be requested by the applicable underwriter in connection with the RWI Policy.

(c) Without limiting the foregoing, Buyer shall use commercially reasonable efforts to obtain on or before January 31, 2025 the government approvals set forth on Schedule 9.06 required to operate the Business.

7.02 Notices and Consents. Without limiting the generality of Section 7.01, during the Pre-Closing Period, (a) the Seller Parent shall deliver notices to, and shall use its commercially reasonable efforts (which shall not include the payment of a consent or similar fee) to obtain any third party consents from, as applicable, the Persons set forth on Schedule 7.02, and (b) the Buyer shall cooperate in all reasonable respects with the Seller Parent.

7.03 Governmental Consents.

(a) General; Governmental Consents. During the Pre-Closing Period, each of the Parties shall, and the Buyer shall cause each of its Affiliates to, use its reasonable best efforts to, as promptly as practicable obtain from any Governmental Authority any declaration, waiver, or Permit required to be obtained or made by the Buyer, the Seller Parent or any Member of the Seller Group in connection with this Agreement, the Related Agreements and the Transactions (each a “Governmental Consent”).

(b) Resolving Objections of Governmental Authorities. The Parties shall, and shall cause their Affiliates to, use reasonable best efforts to (i) respond as promptly as practicable to any request for additional information, documents, or other material from any Governmental Authority in connection with the Governmental Consents, and (ii) resolve as soon as practicable objections, if any, asserted by any Governmental Authority with respect to the Governmental Consents, this Agreement, or the Transactions (the “Regulatory Conditions”). Further, the Parties shall, and shall cause their respective Affiliates to, coordinate and cooperate with the other Party in connection with its efforts to obtain all Governmental Consents, including satisfying the Regulatory Conditions, which shall include (1) cooperating in all respects in connection with any investigation or other inquiry, (2) keeping the other Party promptly informed of any communication received from any Governmental Authority regarding any of the Transactions, (3) providing the other Party and its advisors with a reasonable opportunity to (x) review in advance any proposed communication with any Governmental Authority, (y) consult with such Party prior to any meeting or conference with any Governmental Authority, and (z) unless prohibited by such Governmental Authority, attend and participate in such meetings or conferences, and (4) providing such other information and assistance as any Party may reasonably request in connection with the foregoing. The Buyer shall be responsible for fully and timely paying all filing and similar fees in connection with the Governmental Consents.

(c) Other Actions. Subject to Section 7.03(b), during the Pre-Closing Period, the Buyer shall not, and the Buyer shall cause any Subsidiaries of Buyer Parent not to, knowingly take any action, or knowingly refrain from taking any action, the intent of which would be to delay or impede the ability of the Parties to consummate the Transactions. Without limiting the generality of the foregoing, the Buyer shall not, and shall not permit any Subsidiaries of Buyer Parent to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger, or consolidation would reasonably be expected to impose a material delay in the obtaining of, or materially increase the risk of not obtaining, any Governmental Consent.

7.04 Conduct of the Business.

(a) During the Pre-Closing Period, except (i) as set forth on Schedule 7.04, (ii) as otherwise expressly provided for by this Agreement, (iii) as required by Law or by Order of the Bankruptcy Court, (iv) as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, delayed, or conditioned), (v) pursuant to the MSSP Transaction (solely to the extent not materially adverse to the operations of the Business), or (vi) in connection with the MSSP Business acting in the Ordinary Course of Business, the Seller Parent shall cause each Member of the Seller Group and each of their Affiliates to (solely with respect to the Business) (A)(1) carry on the Business in the Ordinary Course of Business and substantially in the same manner as previously conducted, and (2) conduct the Business in compliance in all material respects with all applicable Laws and any Order of the Bankruptcy Court, and (B) except for actions or omissions in the Ordinary Course of Business (1) preserve intact in all material respects its business organization and the present commercial relationships with its customers, vendors and other Persons, including without limitation Governmental Authorities, having significant dealings with the Seller Group or the Business, (2) maintain the assets of the Seller Group and the Business, in the aggregate, in good repair, order and condition, ordinary wear and tear excepted, (3) maintain in full force and effect the Insurance Policies (with substantially the same levels of coverage), and (4) not:

(i) sell, transfer, lease, license, mortgage, pledge, dispose of or otherwise subject to any Lien any of the Acquired Assets (tangible or intangible), in each case other than de minimis portions thereof in the Ordinary Course of Business, non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business or the expiration or abandonment of Intellectual Property at the end of its natural statutory term;

(ii) enter into any Contract to make an acquisition (whether by merger, acquisition of stock or assets or otherwise) of any business or line of business;

(iii) modify, amend or repeal the Organizational Documents of any Member of the Seller Group;

(iv) with respect to the Acquired Assets, Assumed Liabilities, and the Business, (A) make, rescind, or change any material Tax election; (B) change any Tax accounting period, adopt, or change any material Tax accounting method; (C) file any amended material Tax Return; (D) enter into any material closing agreement; (E) settle any material Tax claim, assessment or liability; or (F) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(v) except to the extent required to comply with the terms of any Plan, (A) grant or announce any material increase in the salaries, wages, bonuses, severance, retention, change in control, termination or other compensation and benefits payable to any current or former officers or directors of the Seller Group (in such capacities) or any other Business Employees or Contingent Workers (in such capacities), or (B) enter into any collective bargaining agreement or other Contracts with any labor unions;

(vi) make any material change in its accounting methods, principles or policies, other than to the extent required to conform with GAAP;

(vii) transfer (or permit the transfer of), issue, sell, pledge or encumber (other than via Permitted Liens), or grant any (A) Equity Securities of any Member of the Seller Group, (B) securities convertible into or exchangeable for any Equity Securities of any Member of the Seller Group, or any options, warrants or rights to acquire any such Equity Securities, or (C) any “phantom” equity, “phantom” equity rights, equity appreciation rights, equity-based performance units or other securities the value of which is derived from the price or value of the Equity Securities of any Member of the Seller Group;

(viii) repurchase or otherwise retire for value any Equity Securities of any Member of the Seller Group or rights with respect thereto;

(ix) adopt a plan or agreement of complete or partial liquidation or dissolution;

(x) amend or modify in any material respect, renew, terminate or grant any release or waive compliance with the material terms of any Material Contract in a manner that adversely affects the Seller Group or the Business, or enter into any new Contract that would have been a Material Contract if entered into prior to the date of this Agreement;

(xi) cancel any debts owed to the Seller Group, waive any claims or rights in favor of the Seller Group, or commence, settle or compromise any material action brought by or against the Seller Group;

(xii) make any loan to, advance any capital contribution to or make any investments in any Person, other than advancements of expenses made to officers and directors of the Seller Group, Business Employees or Contingent Workers or prepayments made to vendors;

(xiii) make any distribution or declare, pay or set aside any dividend with respect to the Equity Securities of the Seller Group, other than cash dividends or distributions from the Seller Group that are paid prior to Closing;

(xiv) make or accelerate any capital expenditures or commitments therefor;

(xv) amend, modify, or terminate any Approval or Permit issued by a Governmental Authority in respect of any Acquired Assets or as otherwise may be required for the operation of the Business;

(xvi) initiate, waive, release, settle or compromise any rights or claims, or any litigation or arbitration related to the Acquired Assets or the Business;

(xvii) take any action that would constitute or result in an event of default under any debtor in possession financing arrangement or order, or cash collateral agreement;

(xviii) modify or alter in any material manner the lines of business and operations of the Business;

(xix) enter into any Contract, arrangement or commitment other than a Contract in the Ordinary Course of Business; or

(xx) authorize, agree, resolve or consent to any of the foregoing.

(b) Nothing in this Section 7.04 is intended to result in the Seller Parent or any Member of the Seller Group ceding control to the Buyer or the Buyer Parent of the Seller Parent’s or the Seller Group’s basic Ordinary Course of Business and commercial decisions prior to the Closing Date.

7.05 Access to Information. During the Pre-Closing Period, the Seller Parent shall (x) provide the Buyer and the Buyer’s authorized Representatives with reasonable access at reasonable times during normal business hours and upon reasonable notice, to the senior management of the Seller Parent and the Seller Group, and the books and records of the Seller Parent and the Seller Group and additional financial and operating data and other information relating to the Business or the Seller Group as Buyer may from time to time reasonably request and (y) reasonably assist Buyer and the Buyer’s authorized Representatives in coordinating communications with Business Employees and such individuals listed on Schedule 9.09(a) and Schedule 9.09(b) (and providing related materials in connection therewith), in order to facilitate offers of employment contemplated by this Agreement; provided, that (a) all such access shall be coordinated through Sidley Austin LLP (“Sidley”), Piper Sandler, or such other Persons as the Seller Parent, Piper Sandler or Sidley shall designate; provided, that Buyer and Buyer’s authorized Representatives shall be permitted to contact members of senior management of Seller Parent with whom they have had prior direct contact so long as Buyer provides advanced written notice to Sidley and Piper Sandler prior to such communication, (b) such access does not unreasonably interfere with the operation of the Seller Parent’s and the Seller Group’s business and shall be subject to the Seller Parent’s reasonable security measures and insurance requirements, (c) the Buyer and its authorized Representatives shall not contact or otherwise communicate, directly or indirectly, with the employees, customers or suppliers of the Seller Parent or the Seller Group in connection with the Transactions unless, in each instance, approved in writing in advance by the Seller Parent, and (d) nothing herein shall require the Seller Parent or the Seller Group to furnish to the Buyer or provide the Buyer with access to information that legal counsel for the Seller Parent or any Member of the Seller Group reasonably concludes may give rise to antitrust or competition Law issues or that is subject to attorney-client privilege or any applicable Information Privacy and Security Law, provided that the Seller Parent shall, and shall cause the Seller Group, as applicable, to, use reasonable best efforts to provide such access in a manner which does not violate such antitrust or competition Law issues, jeopardize such privilege or violate any such confidentiality obligations, as applicable.

7.06 Confidentiality Agreement. The Parties acknowledge and agree that as of the date of this Agreement, and continuing through the Closing Date, the Parties and each of their respective Affiliates and Representatives are and remain bound to that certain (a) Non-Disclosure Agreement, dated July 5, 2024, by and between the Seller Parent and Revelstoke Capital Management LLC, a Delaware limited liability company (“Revelstoke”) and (b) Confidentiality Agreement, dated October 1, 2024, by and between the Seller Parent and Revelstoke (collectively, the “Confidentiality Agreements”).

7.07 D&O Tail Insurance. Prior to the Closing, the Seller Parent or its Affiliates shall obtain directors’ and officers’ “tail” coverage in respect of the Business for claims periods covering at least six (6) years from and after the Petition Date (“D&O Tail Insurance”) and provide the Buyer with evidence of such D&O Tail Insurance. The D&O Tail Insurance shall be obtained and fully paid for by the Seller Parent. The D&O Tail Insurance shall include terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) at least as favorable as the directors’ and officers’ insurance policy of the Business in place prior to the Petition Date with respect to matters arising out of or relating to acts or omissions (solely in respect of the Business) occurring or existing (or alleged to have occurred or existed) at or prior to the Petition Date (including in connection with this Agreement and the Transaction).

7.08 Employee Transfer.

(a) Without limitation of any employment offers delivered in connection with Section 9.09, at least twenty (20) Business Days prior to the expected Closing Date, the Buyer shall deliver to the Seller Parent the form of written offer of employment that is to be provided to each of the Business Employees set forth on Schedule 7.08(a) (each, an “Offered Employee”), which schedule shall be delivered by the Buyer to the Seller Parent within ten (10) Business Days following the date of this Agreement, and agrees to consider in good faith any comments provided by the Seller Parent on such form. No later than fifteen (15) Business Days prior to the expected Closing Date, the Buyer shall offer employment in writing to each Offered Employee effective as of the Closing. No later than ten (10) Business Days prior to the expected Closing Date, the Buyer shall deliver to the Seller Parent: (i) a list identifying each Offered Employee who has then accepted the Buyer’s offer of employment (each Offered Employee who accepts such offer on or prior to the Closing Date, successfully fulfills the conditions of such offer, as determined in the Buyer’s sole discretion, and actually commences employment with the Buyer, a “Continuing Employee” and such transfer of employment, the “Employee Transfer”), and (ii) a list identifying each Offered Employee who has then rejected the Buyer’s offer of employment or engagement.

(b) Following the Closing Date (the “Continuation Period”), the Buyer intends to, or intends to cause an Affiliate of the Buyer to, provide each Continuing Employee, while such Continuing Employee is employed by the Buyer or any of its Affiliates, with (i) a base salary or base wage rate, as applicable, and target cash incentive bonus opportunities, if applicable, that, in each case, are substantially comparable to the base salary or wage rate and target cash incentive bonus opportunities of such Continuing Employee as of the date hereof, and (ii) employee benefits (excluding severance, defined benefit pension plans, nonqualified deferred compensation programs, retiree medical benefits, transaction-based incentives and equity-based compensation) that, in the aggregate, are substantially comparable to the employee benefits (excluding severance, defined benefit pension plans, deferred compensation programs, retiree medical benefits, transaction-based incentives and equity-based compensation) provided to such Continuing Employee as of the date hereof.

(c) For all purposes under the employee benefit plans, programs and arrangements established or maintained by the Buyer or its Affiliates (including for purposes of vacation, paid time off and severance benefits) in which Continuing Employees may be eligible to participate after the Closing (the “Buyer Plans”), Buyer shall credit each Continuing Employee with the same amount of service as was credited by the Seller Parent and its Affiliates and their respective predecessors as of the Closing under similar or comparable Plans, solely for the purposes of eligibility to participate, vesting and level of benefits; provided, that such crediting of service shall not apply with respect to benefit accrual under any defined benefit pension plan or operate to duplicate any benefit or the funding of any benefit.

(d) Buyer shall use commercially reasonable efforts to, or cause its applicable Affiliate to use commercially reasonable efforts to, provide that (i) each Continuing Employee shall immediately be eligible to participate in the Buyer Plans as of the Closing Date, without any waiting time, to the extent coverage under the applicable Buyer Plan replaces coverage under a similar or comparable Plan in which such Continuing Employee was eligible to participate immediately prior to the Closing (such Plans, the “Previous Plans”), and (ii) for the purposes of each Buyer Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, the Buyer and its Affiliates shall use their commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Buyer Plan to be waived for such Continuing Employee and their covered dependents, except to the extent such exclusions or requirements would not have been waived at such time with respect to such Continuing Employee and their covered dependents under any analogous Previous Plan. The Buyer and its Affiliates shall use commercially reasonable efforts to cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Previous Plan that ends on the date such Continuing Employee’s participation in the corresponding Buyer Plan begins to be taken into account under such Buyer Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and their covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Plan.

(e) Neither Buyer nor any of its Affiliates shall have any liability to (including any obligation to pay) any Continuing Employee or other current or former employee of the Seller Parent, the Seller Group or any of their Affiliates with respect to any vacation or other paid-time off accrued by such Person on or prior to the Closing Date.

(f) Neither Buyer nor any of its Affiliates shall have any liability to (including any obligation to pay) any liabilities and obligations relating to compensation and benefits under any state workers’ compensation or similar Law to the extent arising from any services provided by any Continuing Employee or other current or former employee of the Seller Parent, the Seller Group or any of their Affiliates prior to the Closing Date.

(g) The Seller Parent shall be responsible for all liabilities or obligations under the WARN Act arising out of the Seller Parent’s or any of its Affiliates’ actions or omissions on or before the Closing with respect to or involving the Business Employees. The Buyer shall be responsible for all liabilities or obligations under the WARN Act resulting from any “employment loss” (as defined in the WARN Act) occurring after the Closing solely with respect to or involving the Continuing Employees.

(h) The provisions of this Section 7.08 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of the Seller Parent, the Seller Group or any of their Affiliates), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including any right to employment or service or continued employment or service or any particular term or condition of employment or service, or otherwise with respect to the matters provided for in this Section 7.08) under or by reason of any provision of this Agreement. Nothing in this Section 7.08 shall constitute or be deemed to (i) constitute an offer or guarantee of employment, the establishment, adoption or amendment of any Plan or any other employee benefit plan, program, agreement or other arrangement or (ii) limit the right of the Buyer or any of its Affiliates to terminate any employee at any time and for any reason.

7.09 Permits and Approvals. Each Party shall coordinate and cooperate with the other Party to transfer all Permits and Approvals to be transferred from the Seller Group to the Buyer or, at the Buyer’s request, to Post-Closing Licensee, and the Buyer and Post-Closing Licensee shall be responsible for obtaining all other new Permits and Approvals (to the extent the existing Permits and Approvals are not transferable). Each Party shall coordinate and cooperate with the other Party to (a) promptly submit after the Petition Date (unless earlier as otherwise agreed by Seller Parent and Buyer) all necessary applications and other materials to the appropriate Governmental Authority and take such other actions to effect the transfer of the transferred Permits or issuance of new Permits as of the Closing, and (b) cause the transferred Permits to be transferred or new permits to be issued to the Buyer or Post-Closing Licensee. Without limiting the foregoing, Seller Parent shall, and shall cause its Representatives to, provide to Buyer and Buyer’s Representatives any information required or requested in connection with obtaining the governmental approvals set forth on Schedule 9.06.

7.10 RWI Insurance. In the event that the Buyer obtains a buyer’s side representation and warranty policy in connection with the Transactions (the “RWI Policy”), such policy to include terms to the effect that the insurer of such policy waives its rights to bring any dispute against the Seller Parent or any of its Affiliates or any of their respective past, present or future equityholders, directors, managers, officers, employees or advisors by way of subrogation, claim for contribution or otherwise, except in the case of Fraud. No insured party under the RWI Policy shall waive, amend, modify or otherwise revise this subrogation provision, or allow such provision to be waived, amended, modified or otherwise revised in a manner adverse to the Seller Parent or any of its Affiliates or any past, present or future equityholder, director, manager, officer, employee or advisor of any of the foregoing, without the prior written consent of the Seller Parent. All premiums, underwriting fees and similar costs associated with the Buyer obtaining the RWI Policy shall be borne by the Buyer. If the Buyer obtains the RWI Policy, the Buyer shall deliver to the Seller Parent a true and complete copy of the RWI Policy at or prior to Closing.

7.11 Surety Bonds; Deposits. In the event that the Seller Parent or any Member of the Seller Group receives any Surety Bond Payments between the date hereof and the Closing Date, the Seller Parent shall promptly notify Buyer in writing and shall remit (or cause to be remitted) all such amounts to the Buyer at the Closing. For the avoidance of doubt and notwithstanding anything herein to the contrary, in lieu of payment of such amounts to the Buyer, such amounts may be used to offset (and reduce on a dollar-for-dollar basis) the Closing Date Payment.

7.12 ClareMedica Financials. During the Pre-Closing Period, Buyer shall make its Representatives reasonably available to respond to inquiries from Seller Parent concerning financial updates to CHP, including sending Seller Parent such information as may be reasonably requested.

Article VIII
POST-CLOSING COVENANTS

8.01 Further Assurances. From and after the Closing, upon the reasonable request of the Seller Parent or any Member of the Seller Group, on the one hand, or the Buyer or the Buyer Parent, on the other hand, and at such requesting Party’s expense, each of the Parties shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered, all such further documents and instruments and shall take, or cause to be taken, all such further actions as are reasonably required for the consummation of the Transactions.

8.02 Access to Books and Records. From and after the Closing, the Buyer and its Affiliates shall provide the Seller Parent and its Representatives with reasonable access (for the purpose of examining and copying), during normal business hours, and within no more than five (5) Business Days of any such reasonable request, to the books and records of the Business with respect to periods prior to the Closing Date, provided, that such access does not unreasonably interfere with the operation of the Buyer’s or any of its Affiliates’ business and shall be subject to the Buyer’s or its Affiliates’ reasonable security measures. Unless otherwise consented to in writing by the Seller Parent, the Buyer and its Affiliates shall not, for a period of seven (7) years following the Closing Date (or for such longer period that may be required under applicable Law), destroy or otherwise dispose of any books or records of the Business, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior written notice to the Seller Parent and offering to surrender to the Seller Parent such books and records or such portions thereof.

8.03 Tax Matters.

(a) Transfer Taxes. The Buyer shall pay, or cause to be paid all of the transfer or gains Tax, stamp Tax, stock transfer Tax or other similar Tax imposed as a result of the Transactions (collectively, “Transfer Taxes”). The Buyer shall, at its own expense, file or cause to be filed all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and provide the Seller Parent, upon request, evidence of the payment of all Transfer

Taxes. The Seller Parent, if required by applicable Law, shall join in the execution and filing of such Tax Return and other documentation. The Seller Parent agrees to cooperate with the Buyer in the filing of any returns with respect to the Transfer Taxes, including, upon the Buyer’s request, supplying any information in their possession that is reasonably necessary to complete such Tax Returns and the payment of such amounts due under this Section 8.03(a).

(b) Allocation of Purchase Price. For purposes of determining the Tax consequences of the sale of the Purchased Assets by the Seller Group pursuant to the provisions of this Agreement, the Closing Payment (together with any assumed Liabilities and other amounts treated as consideration for Tax purposes) (the “Allocable Consideration”) shall be allocated among the Purchased Assets in accordance with the allocation methodology set forth on Schedule 8.03(b) (as agreed upon, the “Allocation Methodology”). The Allocation Methodology is intended to comply with the requirements of Sections 1060 of the Code and the applicable Treasury Regulations promulgated thereunder (and any similar provisions of state, local or foreign Law, as appropriate). Within sixty (60) days after the Closing Date, the Buyer shall deliver to the Seller Parent a schedule (the “Allocation Schedule”) allocating the relevant portion of the Allocable Consideration among the assets of the Seller Group in a manner consistent with the Allocation Methodology. The Seller Parent shall have fifteen (15) days after receiving the Allocation Schedule to present in writing to the Buyer notice of any objections that the Seller Parent may have to the allocations set forth therein. Unless the Seller Parent timely objects, such Allocation Schedule shall be binding on the Parties. If the Seller Parent timely raise any objections to the Allocation Schedule prepared by the Buyer pursuant to this Section 8.03(b), the Buyer and the Seller Parent shall work in good faith to resolve such dispute. Any dispute with respect thereto shall be referred to a mutually agreed-upon third-party accounting firm (the “Independent Tax Auditor”) resolution consistent with the Allocation Methodology and the Independent Tax Auditor’s final determination shall be binding upon the Parties. Any Allocation Schedule reflecting the resolution of such dispute shall become the Allocation Schedule for purposes of this Agreement, subject to any further adjustments thereto pursuant to this Section 8.03(b). The Parties shall file timely any forms and statements required under U.S. federal or state Income Tax laws (including the IRS Form 8594) consistent with such Allocation Schedule as finally prepared pursuant to this Section 8.03(b). In the event that, after the Allocation Schedule is determined, the Closing Payment or any other item of consideration for Income Tax purposes is adjusted, a revised Allocation Schedule shall be prepared by the Parties pursuant to this Section 8.03(b) and such revised Allocation Schedule shall become the Allocation Schedule for purposes of this Agreement. The Parties shall not file any Tax Return or otherwise take any position with respect to Taxes which is inconsistent with such Allocation Schedule, except as required by applicable Law; provided, however, that the foregoing shall not be interpreted as limiting any Party’s ability to settle an audit, examination, adjustment to or other Proceeding relating to Taxes and concerning the Allocation Schedule initiated by any Governmental Authority after good faith discussion regarding the same with the other Parties. The Buyer and the Seller Parent shall promptly notify the other Party in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation Methodology. Any adjustments and payments made pursuant to this Agreement shall be allocated in a manner consistent with the Allocation Methodology.

(c) Tax Treatment. The Parties and each of their respective Affiliates agree that for United States federal and applicable state and local Income Tax purposes (i) the sale and purchase of the Purchased Assets is intended to be treated as a taxable exchange pursuant to Section 1001 of the Code, and (ii) as set forth in the Rollover Agreement, (A) the Rollover is intended to be treated as a taxable exchange pursuant to Section 1001 of the Code, and (B) the Contribution is intended to be treated as a contribution of property to a partnership in exchange for an interest in the partnership in accordance with Section 721(a) of the Code. The Parties and each of their respective Affiliates shall not take any Tax position (or fail to take any Tax position) on a Tax Return or otherwise that is inconsistent with the treatment described in this Section 8.03(c), except as otherwise required following a final “determination” within the meaning of Section 1313(a) of the Code or other applicable Law.

(d) Apportionment. For purposes of this Agreement, in order to apportion appropriately any Taxes relating to a Straddle Period, the Parties shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable year or period of the Seller Group for all Tax purposes. In any case where applicable Law does not permit the Seller Group to treat the Closing Date as the last day of the taxable year or period, the portion of any Taxes that are allocable to the Pre‑Closing Straddle Period shall be (i) in the case of Taxes that are imposed on a periodic basis, the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis (such as personal property taxes), the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date, and the denominator of which is the number of calendar days in the entire relevant Straddle Period, and (ii) in the case of Taxes not described in clause (i) (e.g., income taxes, payroll taxes, sales taxes, gross receipt taxes, etc.), the amount that would be payable if the taxable year or period ended on (and included) the Closing Date based on an interim closing of the books. For purposes of clause (ii) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the Pre-Closing Straddle Period on a pro rata basis, determined by multiplying the entire amount of such item allocated to the Straddle Period by a fraction, the numerator of which is the number of calendar days in the Pre-Closing Straddle Period, and the denominator of which is the number of calendar days in the entire Straddle Period.

(e) Tax Sharing Agreements. Any Tax-sharing agreements or similar agreements with respect to or involving any Acquired Assets shall be terminated as of the Closing Date, and, after the Closing Date, no Acquired Assets shall be bound thereby or have any liability thereunder.

8.04 Intellectual Property Matters.

(a) The Seller Parent shall (i) immediately terminate all licenses and other permissions granted to the Seller Group before Closing allowing such Member of the Seller Group to use Owned Intellectual Property, and (ii) take all steps necessary to ensure that all licenses and other permissions granted to the Seller Group before Closing allowing such Member of the Seller Group to use Owned Intellectual Property are immediately terminated.

(b) Subject to any additional rights granted to any Member of the Seller Group as set forth in any Related Agreement, Buyer hereby grants to each Member of the Seller Group, a non-exclusive, non-sublicensable, worldwide, non-transferable right and license to use and display, and have used or displayed for or on behalf of each Member of the Seller Group, the trademarks included in the Owned Intellectual Property, including the CAREMAX trademark and any domain names, social media handles and/or accounts, and websites incorporating the same (“CareMax Marks”), for a period of one hundred and eighty (180) days following the Closing Date, (i) in each legal name of any Member of the Seller Group that existed as of the date of this Agreement, (ii) email addresses, domain names, signage, packaging, inventory, electronic materials, stationery, business cards and other materials, in each case of (i) and (ii) solely for the purpose of winding-down such Member of the Seller Group’s business. In connection with such limited use and display of the CareMax Marks as permitted by this Section 8.04, Seller Parent acknowledges that use thereof shall inure to Buyer’s benefit and shall not create in any Member of the Seller Group’s favor any other right, title or interest in or to the CareMax Marks. For the avoidance of doubt, other than as expressly set forth in this Section 8.04, the Seller Parent shall take all steps that are commercially reasonable to ensure that, promptly following the Closing, the Seller Parent and its Subsidiaries (including the Seller Group) permanently ceases all use of the Owned Intellectual Property, including but not limited to, all use of the CAREMAX trademark and any domain names, social media handles and/or accounts, and websites incorporating the same.

(c) Nothing in this Section 8.04 shall prohibit any Member of the Seller Group from using any of the CareMax Marks in connection with historical, tax, employment or similar references, for purposes of prospectus and similar disclosures as are necessary and appropriate to describe the historical relationship with any Member of the Seller Group or any Excluded Asset, or as otherwise required to comply with applicable Law.

8.05 Mutual Release.

(a) If and only if the Closing occurs, the Seller Parent, for itself, its controlled Affiliates, its successors and assigns, and their respective controlled Affiliates (collectively, the “Seller Releasors”), hereby forever fully and irrevocably releases and discharges the Buyer, the Buyer Parent, and each of their respective predecessors, successors, direct or indirect Subsidiaries, and past and present equityholders, managers, directors, officers, employees, agents and other Representatives (collectively, the “Buyer Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments or liabilities of any kind whatsoever in Law or equity and causes of action of every kind and nature or otherwise (including, claims for damages, costs, expense and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances directly related to the Business and existing or arising prior to the Closing Date, which the Seller Releasors can, shall or may have against the Buyer Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Seller Released Claims”), and hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Proceeding of any kind, in any court or before any tribunal, against any Buyer Released Party based upon any Seller Released Claim.

(b) If and only if the Closing occurs, the Buyer and the Buyer Parent, each for itself, its controlled Affiliates, its successors and assigns, and their respective controlled Affiliates (collectively, the “Buyer Releasors”), hereby forever fully and irrevocably releases and discharges the Seller Parent and each of its predecessors, successors, direct or indirect Subsidiaries, and past and present equityholders, managers, directors, officers, employees, agents and other

Representatives (collectively, the “Seller Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments or liabilities of any kind whatsoever in Law or equity and causes of action of every kind and nature or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances directly related to the Business and existing or arising after the Closing Date, which the Buyer Releasors can, shall or may have against the Seller Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Buyer Released Claims”), and hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Proceeding of any kind, in any court or before any tribunal, against any Seller Released Party based upon any Buyer Released Claim.

(c) Notwithstanding anything to the contrary in this Section 8.05, neither the “Buyer Released Claims” nor the “Seller Released Claims” shall include, and the provisions of this Section 8.05 shall not release or otherwise diminish, (i) the obligations of any Party set forth in or arising under any provisions of this Agreement or any Related Agreement, (ii) any claims for Fraud, or (iii) any claims arising out of or related to the MSSP Business.

8.06 MSSP Transaction. To the extent the MSSP Transaction has not been consummated prior to the Closing, the Buyer and the Buyer Parent shall, to the extent requested by the Seller Parent (and at Seller Parent’s sole cost and expense) and for no longer than three (3) months following the Closing Date, make certain of the Continuing Employees who have knowledge of the MSSP Business reasonably available to Seller Parent for the purpose of providing operational knowledge of the MSSP Business. Seller Parent shall provide the Buyer with reasonable advance notice of any such request, and shall exercise reasonable efforts to schedule and limit such matters so as to avoid interfering with any such Continuing Employee’s personal or other professional obligations.

8.07 Employee Obligations. As soon as reasonably practicable following the Closing, Seller Parent shall satisfy any accrued administrative and priority claims related to all Business Employees and Licensed Professionals.

Article IX
CONDITIONS TO THE OBLIGATIONS OF THE BUYER

The obligations of the Buyer to consummate the Transactions are subject to the satisfaction of the following conditions as of the Closing Date, any or all of which may be waived in writing in whole or in part by the Buyer:

9.01 Accuracy of Representations and Warranties. The (a) Fundamental Representations (other than Section 6.20 and the last sentence of Section 6.04) of the Seller Parent shall each be true and correct in all respects as of the date of this Agreement and as of the Closing Date, except (i) that those representations and warranties that address matters only as of a particular date need only be true and correct in all respects as of such date, and (ii) for failures to be so true and correct that are individually or in the aggregate de minimis, and (b) each of the other representations and warranties of the Seller Parent set forth in Article V and Article VI (including Section 6.20 and the last sentence of Section 6.04) shall each be true and correct in all respects

(without giving regard to any “materiality,” “material adverse effect” or “Material Adverse Effect” qualifications set forth therein) as of the date of this Agreement and as of the Closing Date, except (i) those representations and warranties that address matters only as of a particular date need only be true and correct as of such date, and (ii) where the failure of such representations and warranties to be true and correct would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

9.02 Compliance with Obligations. The Seller Parent shall have performed in all material respects all of their respective obligations required to be performed under this Agreement at or prior to the Closing.

9.03 No Adverse Law; Proceeding. No Law, order, injunction, judgment, or ruling enacted, promulgated, issued or entered by any Governmental Authority will be in effect enjoining, restraining, preventing or prohibiting consummation of the Closing or making the Closing illegal and no Proceeding by any Governmental Authority shall be pending against the Seller Parent or the Seller Group.

9.04 Confirmation Order; Sale Order.

(a) The Bankruptcy Court shall have entered either (i) the Confirmation Order and such Confirmation Order shall either (x) be a Final Order (unless such Final Order requirement is waived by the Seller Parent and the Buyer in their respective sole discretion) or (y) the Confirmation Order provides a waiver of Bankruptcy Rule 3020(e) and 6004(h) (as applicable) permitting the parties to close prior to the Confirmation Order becoming a Final Order and such Confirmation Order is not subject to (A) an appeal where such appeal, if granted, would adversely impact the Buyer, or (B) a motion for either a stay pending appeal or reconsideration that seeks to reverse, modify or amend the Confirmation Order (unless the Seller Parent and Buyer agree to waive this requirement in their respective sole discretion), or (ii) if the Pivot Date has occurred, the Sale Order and such sale order shall be a Final Order (unless such Final Order requirement is waived by the Seller Parent and the Buyer in their respective sole discretion).

(b) Such Confirmation Order or sale order (as applicable), shall (i) provide that the Acquired Assets are being delivered to Buyer free and clear of all Liens, claims, interests and encumbrances, (ii) expressly provide that none of the Buyer or any of its Affiliates does or shall have any successor liability relating to any pre-Closing activities of the Seller Parent or any of its Affiliates (including each Member of the Seller Group)), and (iii) if applicable, have resolved or overruled any objection related to the foregoing.

9.05 Regulatory Conditions. The Regulatory Conditions shall have been satisfied.

9.06 Governmental Approvals. The Seller Parent and Buyer shall have obtained all Permits, Approvals, and Orders of, made all declarations or filings with, and allowed the expiration of the applicable waiting periods (including any extension thereof), if any, imposed by any Governmental Authority or any Law related to the Permits set forth on Schedule 9.06, and the Regulatory Conditions and Governmental Consents shall have been satisfied.

9.07 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

9.08 Revolving Credit Facility. The Continuing Seller Owners shall have extended the Revolving Credit Facility to the Buyer pursuant to the Revolver Commitment Letter.

9.09 Physician Continuation. At least eighty percent (80%) of the physicians listed on Schedule 9.09(a) and eighty percent (80%) of the other Licensed Professionals listed on Schedule 9.09(b) shall have accepted an offer of employment with the Buyer within sixty (60) days of the date of this Agreement, provided that the Physician Continuation Conditions have been satisfied by the Buyer. Notwithstanding the foregoing or anything to the contrary, (a) Buyer shall have no obligation to make an offer of employment to any such individual, and (b) in the event that Buyer (in its discretion) elects not to make an offer to any such individual or such offer is revoked or rescinded, the denominator (for purposes of calculating the applicable threshold pursuant to this Section 9.09) shall be reduced by the number of such individuals to whom Buyer elected not to make an offer of employment, and for the avoidance of doubt, such election shall not constitute a failure of the foregoing conditions or constitute any willful or negligent conduct on the part of Buyer for purposes of this Agreement.

9.10 Bid Procedures and Bid Protections. The Seller Parent shall have done each of the following: (a) filed a motion to provide Bid Procedures within three (3) days following the Petition Date; (b) within forty-five (45) days of the Petition Date, obtained entry of the Bid Procedures Order that (i) approves the Bid Protections, (ii) establishes the deadline by which bids for any or all of the Acquired Assets are due as of a date no later than forty-five (45) days from the Petition Date, and (iii) schedules the auction contemplated in the Bidding Procedures, if any, to be held within fifty (50) days of the Petition Dat; (c) obtained entry of an order approving the Disclosure Statement within fifty (50) days of the Petition Date; and (d) either obtained entry of the Confirmation Order within ninety-five (95) days of the Petition Date, or if the Pivot Date shall have occurred, the Sale Order within one hundred twenty (120) days of the Petition Date.

9.11 Medical Records Custodian Agreement. Seller Parent shall have, or shall have caused its applicable Affiliates to have, entered into a medical record custodian agreement with a third-party custodian to transfer responsibility for the patient medical records that are not Acquired Assets.

9.12 Other Deliveries. The Buyer shall have received each of the other deliverables set forth in Section 2.03.

Notwithstanding anything to the contrary contained in this Article IX, the Parties agree that if the last outstanding item preventing satisfaction of the conditions of this Article IX relates to the Buyer’s failure to obtain the appropriate Permits as contemplated by Section 9.06 for purposes of accepting the Acquired Assets relating to the Pharmacy Business (the “Pharmacy Assets”), (a) to the extent of any such failure related to a Pharmacy Asset, such Pharmacy Asset shall be considered an Excluded Asset, (b) such Permits relating to such Pharmacy Assets shall no longer be required as a condition to the obligations of the Buyer pursuant to Section 9.06, (c) the conditions of this Article IX shall be deemed satisfied, and (d) the Parties shall work in good faith, to the extent feasible, to effectuate the transfer of the Pharmacy Assets to the Buyer (or an Affiliate or designee thereof) in an alternative arrangement for no additional consideration.

If the Closing occurs, all closing conditions set forth in this Article IX that have not been fully satisfied as of the Closing shall be deemed to have been fully waived by the Buyer.

Article X
CONDITIONS TO THE OBLIGATIONS OF THE SELLER PARENT

The obligation of the Seller Parent to consummate the Transactions is subject to the satisfaction of the following conditions as of the Closing Date, any or all of which may be waived in writing in whole or in part by the Seller Parent:

10.01 Accuracy of Representations and Warranties. The (a) Fundamental Representations of the Buyer and the Buyer Parent shall each be true and correct in all respects as of the date of this Agreement and as of the Closing Date, except (i) that those representations and warranties that address matters only as of a particular date need only be true and correct in all respects as of such date, and (ii) for failures to be so true and correct that are individually or in the aggregate de minimis, and (b) each of the other representations and warranties of the Buyer and the Buyer Parent set forth in Article III and Article IV, respectively, shall each be true and correct in all respects (without giving regard to any “materiality,” “material adverse effect” or “Buyer Material Adverse Effect” qualifications set forth therein) as of the date of this Agreement and as of the Closing Date, except (i) those representations and warranties that address matters only as of a particular date need only be true and correct as of such date, and (ii) where the failure of such representations and warranties to be true and correct would not, in the aggregate, be reasonably expected to have a Buyer Material Adverse Effect.

10.02 Compliance with Obligations. The Buyer and the Buyer Parent shall have performed in all material respects all of its respective obligations required to be performed under this Agreement at or prior to the Closing.

10.03 No Adverse Law; Proceeding. No Law, order, injunction, judgment, or ruling enacted, promulgated, issued or entered by any Governmental Authority will be in effect enjoining, restraining, preventing or prohibiting consummation of the Closing or making the Closing illegal and no Proceeding by any Governmental Authority shall be pending against the Seller Parent or the Seller Group wherein an unfavorable Order would reasonably be expected to prevent or materially delay the performance of this Agreement or the consummation of the Transactions, declare unlawful the Transactions or cause the Transactions to be rescinded.

10.04 Confirmation Order; Sale Order. The Bankruptcy Court shall have entered either (a) the Confirmation Order and such Confirmation Order shall be a Final Order (unless such Final Order requirement is waived by the Seller Parent and Buyer in their respective sole discretion), or (b) if the Pivot Date has occurred and the Buyer has requested in writing that the Seller Parent seek entry of the Sale Order, the Sale Order and such Sale Order shall be a Final Order (unless such Final Order requirement is waived by the Seller Parent and the Buyer in their respective sole discretion).

10.05 Regulatory Conditions. The Regulatory Conditions shall have been satisfied.

10.06 Buyer Parent Limited Partnership Agreement. The Buyer Parent Limited Partnership Agreement, as amended pursuant to Section 4.12 to effect the terms of the Governance Term Sheet, shall be in full force and effect.

10.07 ClareMedica Financials. ClareMedica Health Partners, LLC, a Delaware limited liability company (“CHP”), shall have, as of the Closing Date a Minimum Unrestricted Cash Amount.

10.08 Other Deliveries. The Seller Parent shall have received each of the deliverables set forth in Section 2.02.

If the Closing occurs, all closing conditions set forth in this Article X that have not been fully satisfied as of the Closing shall be deemed to have been fully waived by the Seller Parent.

Article XI
NO SURVIVAL

The Parties, intending to modify any applicable statute of limitations, agree that (a) the representations and warranties in this Agreement and in any Related Agreement shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and, except in the case of Fraud, thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect thereof, and (b) after the Closing, there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect of any covenant or agreement to be performed prior to the Closing, other than in the case of Fraud. All covenants and agreements contained in this Agreement that contemplate performance thereof following the Closing or otherwise expressly by their terms survive the Closing shall survive the Closing in accordance with their terms.

Article XII
TERMINATION

12.01 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of the Buyer and the Seller Parent;

(b) by the Buyer upon written notice to the Seller Parent, if:

(i) there has been a material violation or material breach by the Seller Parent of any covenant, representation or warranty contained in this Agreement, which has prevented or would reasonably be expected to prevent the satisfaction of any condition to the obligations of the Buyer or the Buyer Parent to complete the Closing set forth in Article IX and (A) such material violation or material breach has not been waived by the Buyer, (B) the Buyer has provided written notice to the Seller Parent of such material violation or material breach and its intent to terminate this Agreement pursuant to this Section 12.01(b) within ten (10) Business Days of learning of such material violation or material breach, and (C) the Seller Parent has not cured such material violation or material breach within five (5) Business Days after receiving written notice thereof from the Buyer

(or by the day that is four (4) months following the date of this Agreement (the “Outside Date”), if sooner); provided, however, that the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 12.01(b)(i) if there has been a violation or breach by the Buyer or the Buyer Parent of this Agreement which has prevented or would reasonably be expected to prevent the satisfaction of any condition to the obligations of the Seller Parent set forth in Article X; or

(ii) the Closing has not been consummated by the Outside Date; provided, however, that the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 12.01(b)(ii) if the Buyer’s or the Buyer Parent’s breach of this Agreement or willful or negligent conduct has substantially contributed to the failure of, or has prevented, the consummation of the Closing to occur by the Outside Date;

(iii) the Bankruptcy Court fails to approve the Bid Protections in the Bid Procedures (unless waived by the Buyer); or

(c) by the Seller Parent upon written notice to the Buyer, if:

(i) there has been a material violation or material breach by the Buyer or the Buyer Parent of any covenant, representation or warranty contained in this Agreement which has prevented or would reasonably be expected to prevent the satisfaction of any condition to the obligations of the Seller Parent to complete the Closing set forth in Article X and (A) such material violation or material breach has not been waived by the Seller Parent, (B) the Seller Parent has provided written notice to the Buyer of such material violation or material breach and its intent to terminate this Agreement pursuant to this Section 12.01(c) within ten (10) Business Days of learning of such material violation or material breach, and (C) the Buyer has not cured such material violation or material breach within five (5) Business Days after receiving written notice thereof from the Seller Parent (or by the Outside Date, if sooner); provided, however, that the Seller Parent shall not be entitled to terminate this Agreement pursuant to this Section 12.01(c)(i) if there has been a violation or breach by the Seller Parent of this Agreement which has prevented or would reasonably be expected to prevent the satisfaction of any condition to the obligations of the Buyer set forth in Article IX;

(ii) the Closing has not been consummated by the Outside Date; provided, however, that the Seller Parent shall not be entitled to terminate this Agreement pursuant to this Section 12.01(c)(ii) if the Seller Parent’s breach of this Agreement or willful or negligent conduct has substantially contributed to the failure of, or has prevented, the consummation of the Closing to occur by the Outside Date; or

(iii) (A) the Buyer is not entitled to terminate this Agreement pursuant to this Section 12.01, (B) all of the conditions to the Closing set forth in Article IX are satisfied or waived at the time of such termination as if the Closing were held at the time of such termination (other than conditions that, by their nature, only can be satisfied by actions taken at the Closing; provided, that each such condition is then capable of and would be satisfied assuming a Closing would occur at such time), (C) the Buyer fails to consummate the Closing on or before the date required by Section 2.01, and (D) the Seller

Parent has delivered to the Buyer, at least two (2) Business Days prior to such termination, a certificate irrevocably certifying that (1) as of the date the Closing was required to occur pursuant to Section 2.01, all conditions set forth in Article X were satisfied, and all such conditions remain satisfied as of the date of the certification, or it is irrevocably waiving any unsatisfied conditions in Article X, and (2) as of the date Closing was required to occur pursuant to Section 2.01, the Seller Parent stood ready, willing and able, and the Seller Parent stands so ready, willing and able to consummate the Closing prior to such termination;

(d) by the Seller Parent or the Buyer if (i) any Governmental Authority shall have enacted, promulgated, issued, entered or enforced any Order permanently enjoining, restraining or prohibiting the Transactions, which shall have become final and nonappealable, or (ii) (A) the Bankruptcy Court shall have entered an Order approving a Competing Bid or any sale or other disposition of all or substantially all of the assets or equity of the Seller Group to a Person other than Buyer, including a transaction in which the acquirer is a Continuing Seller Owner (or Affiliate or designee thereof) (each, an “Alternate Transaction”), and (B) such Alternate Transaction is consummated; provided, however, that the right to terminate this Agreement under this Section 12.01(d) shall not be available to any Party whose failure to fulfill any obligation or condition under this Agreement has been the cause of, or resulted in, such Order.

12.02 Effect of Termination.

(a) If any Party validly terminates this Agreement pursuant to Section 12.01, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except that this Article XII, Article XIV, all related defined terms set forth in Exhibit A and the Confidentiality Agreements shall survive the termination of this Agreement, as applicable and in accordance with their terms; provided, that, except as provided in this Section 12.02, the termination of this Agreement shall in no way limit any claim by a Party that the other Party breached the terms of this Agreement prior to or in connection with such termination, including by failing to consummate the Closing, nor shall such termination limit the right of such non-breaching Party to seek specific performance and all other remedies available at Law or equity; provided, further, that absent Fraud or willful misconduct, and other than as provided in this Section 12.02, notwithstanding anything to the contrary contained in this Agreement, the maximum liability of the Seller Parent under this Agreement (including for any and all such breaches or if this Agreement is terminated by Buyer or the Seller Parent pursuant to Section 12.01(d)(ii)) shall not exceed an aggregate amount equal to the Bid Protections.

(b) In consideration of the Buyer and its Affiliates having expended considerable time and expense in connection with this Agreement and the negotiation thereof, and the identification and quantification of assets to be included in the Acquired Assets, and to compensate the Buyer as a stalking-horse bidder in connection with the Auction, should this Agreement be terminated pursuant to Section 12.01(b), Section 12.01(c)(ii) or Section 12.01(d), and the Seller Parent consummates an Alternate Transaction at any time within the six (6)-month period following such termination, then in such event the Seller Parent shall pay or cause to be paid to the Buyer (or its designee) an aggregate break-up fee of (i) $1,250,000 (the “Break-Up Fee”), plus (ii) the reasonable and documented out-of-pocket costs and expenses of the Buyer incurred in connection with the Transactions, up to an amount equal to $2,250,000 (the “Expense

Reimbursement” and together with the Break-Up Fee, the “Bid Protections”) within five (5) Business Days of the date of closing such Alternate Transaction by wire transfer of immediately available funds to the account designated in writing by the Buyer; provided, however, if the Seller Parent consummates an Alternate Transaction in which the acquirer is a Continuing Seller Owner (or Affiliate or designee thereof) at any time within the six (6)-month period following a termination of this Agreement by the Buyer, then in such event, the Seller Parent shall pay or cause to be paid to the Buyer (or its designee) the Expense Reimbursement by wire transfer of immediately available funds to the account designated in writing by the Buyer but the Buyer shall not be entitled to the Break-Up Fee. Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is so terminated pursuant to Section 12.01(b), Section 12.01(c)(ii) or Section 12.01(d) and the Bid Protections are payable pursuant to this Section 12.02(b): (A) the Buyer’s receipt of the Bid Protections shall constitute liquidated damages and the sole and exclusive remedy of the Buyer, the Buyer Parent, and any of their respective current, former, or future direct or indirect Affiliates, equityholders, partners, managers, members, controlling persons, officers, directors, employees, agents, Representatives, successors or assignees (collectively, the “Releasing Parties”) against the Seller Parent, the Seller Group, or any of their current, former, or future direct or indirect Affiliates, equityholders, partners, managers, members, controlling persons, officers, directors, employees, agents, Representatives, successors or assignees (collectively, the “Released Parties”) for any and all liabilities, damages, costs, obligations, or expenses suffered or incurred by any Releasing Party based upon, resulting from, arising out of or in connection with the termination of this Agreement, the failure to consummate the Closing or any breach of any representation, warranty, covenant, or agreement in this Agreement or circumstances giving rise to such breach or termination; (B) the Releasing Parties shall not be entitled to commence or pursue any action, claim, or Proceeding against the Released Parties arising out of or in connection with this Agreement, the Related Agreements, or the Closing (including the failure to consummate the Closing), other than litigation against the Seller Parent under this Agreement to enforce the payment of the Bid Protections pursuant to this Agreement; and (D) none of the Released Parties shall have any further liability or obligation relating to or arising out of this Agreement, the Related Agreements, or the Closing (including the failure to consummate the Closing), other than the liability of the Seller Parent to pay the Bid Protections pursuant to this Agreement.

(c) For the avoidance of doubt, (i) the Buyer and the Buyer Parent shall be entitled to seek specific performance to cause the Closing to occur to the extent permitted by Section 14.11 prior to terminating this Agreement and triggering payment of the Bid Protections, but the Buyer and the Buyer Parent shall not be entitled to receive both specific performance to cause the Closing to occur pursuant to Section 14.11 and payment of the Bid Protections; (ii) notwithstanding anything to the contrary herein, other than with respect to a termination pursuant to Section 12.01(b) or Section 12.01(d), the Seller Parent may elect to consummate the Closing after receipt of written notice of termination in lieu of paying the Bid Protections (but only if the Seller Parent is able to consummate the Closing within five (5) Business Days of receipt of the Buyer’s notice of termination); and (iii) in no event shall the Seller Parent be obligated to pay the Bid Protections on more than one occasion.

Article XIII
BANKRUPTCY COURT MATTERS

13.01 Competing Transaction. This Agreement is subject to approval by the Bankruptcy Court and the consideration by the Seller Parent of higher or better competing bids in respect of all or any part of the Business (whether in combination with other assets of the Seller Group or otherwise) (each, a “Competing Bid”). From the date hereof (and any prior time) and until the Closing, the Seller Parent and its Representatives are permitted to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by any Person (in addition to the Buyer and its Affiliates and Representatives) in connection with any sale or other disposition of the Acquired Assets or the MSSP Business. In addition, the Seller Parent shall have the authority to respond to any inquiries or offers to purchase all or any part of the Acquired Assets (whether in combination with other assets of the Seller Group or otherwise) and perform any and all other acts related thereto which are required under the Bankruptcy Code, the Confirmation Order, the Sale Order or other applicable Law, including supplying information relating to the Business, the MSSP Business and the assets of the Seller Group to prospective purchasers of the Business and the MSSP Business.

13.02 Bankruptcy Court Filings.

(a) Subject to Section 13.01, the Seller Parent shall diligently pursue the entry by the Bankruptcy Court of the Confirmation Order (or the Sale Order if applicable), which Confirmation Order (or the Sale Order if applicable) shall provide for the transfer of the Acquired Assets (which includes the Accepted Contracts) to the Buyer free from all successor or transferee liability to the fullest extent permitted by the Bankruptcy Code. The Seller Parent shall comply (or obtain an Order from the Bankruptcy Court waiving compliance) with all requirements under the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and the Local Bankruptcy Rules for the Bankruptcy Court in obtaining the entry of the Confirmation Order (or the Sale Order if applicable). The Seller Parent further covenants and agrees that, after entry by the Bankruptcy Court of the Confirmation Order, and contingent on the Confirmation Order (or the Sale Order if applicable) becoming final and non-appealable, the terms of any other proposed order submitted by the Seller Parent to the Bankruptcy Court shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the Transactions. The Buyer agrees that it will promptly take such actions as are reasonably requested by the Seller Parent to assist in obtaining entry of the Confirmation Order (or the Sale Order if applicable), including a finding of adequate assurance of future performance by the Buyer, including by furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purpose, among others, of providing necessary assurances of performance by the Buyer under this Agreement and demonstrating that the Buyer is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code. In the event the entry of the Confirmation Order (or the Sale Order if applicable) shall be appealed, each of the Parties shall use its respective commercially reasonable efforts to defend such appeal.

(b) Subject to Buyer’s right to terminate this Agreement pursuant to Article XII, if an auction is conducted pursuant to the Bid Procedures Order (the “Auction”) and the Buyer is not the Successful Bidder, the Buyer shall, in accordance with and subject to the Bid Procedures

Order, be required to serve as the Back-Up Bid if the Buyer is the next highest or otherwise best bidder for the Acquired Assets at the Auction. If the Buyer is chosen as the Back‑Up Bid, the Buyer will be required to keep its bid to consummate the Transactions on the terms and conditions set forth in this Agreement (as may be amended with the Seller Parent’s written consent prior to or at the Auction) open and irrevocable until the Back-Up Termination Date. If the agreement with the Successful Bidder (other than the Buyer) is terminated prior to closing under such agreement, the Buyer will be deemed to be the Successful Bidder and the Buyer will forthwith consummate the Transactions on the terms and conditions set forth in this Agreement (as the same may be amended with the Seller Parent’s written consent prior to or at the Auction), subject to the right of the Buyer to elect to not serve as the Back-Up Bid at any time after the Back-Up Termination Date.

13.03 Accepted Contracts.

(a) Schedule 13.03(a) sets forth a complete list of all Executory Contracts and non-Executory Contracts to which the Seller Parent and/or any Member of the Seller Group is a party and that are used or held for use in the operation of, or relating to, the Business or Acquired Assets, including the Cure Costs in respect of each such Executory Contract (each, an “Available Contract”). The Seller Parent has made available to the Buyer prior to the execution of this Agreement true and complete copies of all such Available Contracts. The Buyer, following reasonable consultation with the Seller Parent, will provide to the Seller Parent no later than fourteen (14) days prior to the hearing set to confirm the Plan a schedule (the “Contract and Cure Schedule”) of all Available Contracts that it desires to be assumed at the Closing and assigned to the Buyer pursuant to Section 365 of the Bankruptcy Code (the “Accepted Contracts” and each Accepted Contract not included on the Contract and Cure Schedule, a “Rejected Contract”). Seller Parent and, to the extent permissible under applicable Law, Buyer, shall work together in good faith to reduce any deficits that may exist under Contracts with health plans through re-negotiations with such health plans and/or rejecting such contracts (to be mutually agreed upon between the Buyer and the Continuing Seller Owners).

(b) From the date of this Agreement until the conclusion of the Auction, or if the Buyer is the Successful Bidder, at any time prior to the thirty (30) days after entry of the Confirmation Order (or the Sale Order if applicable), the Buyer, in its sole and absolute discretion but after consultation with the Seller Parent, may amend the Contract and Cure Schedule to (i) add or remove any Available Contract in accordance with the conditions concerning notice and service to the Contract counterparties set forth in or approved by the Bid Procedures Order and/or (ii) remove any asset included as an Acquired Asset on Schedule 1.01(a). Unless the Bankruptcy Court orders otherwise, each Accepted Contract will be assigned to the Buyer as of the Closing Date. If the Seller Parent receives an objection from a noticed counterparty for an Accepted Contract (each, a “Cure Objection”) and such Cure Objection is not consensually resolved or finally determined by the Bankruptcy Court, in each case, prior to the date that is thirty (30) days after entry of the Confirmation Order and to the Buyer’s satisfaction, then such Accepted Contract will be removed from the Contract and Cure Schedule and shall be deemed a Rejected Contract for purposes of this Agreement. If the Seller Parent receives a Cure Objection and such Cure Objection is consensually resolved or finally determined by the Bankruptcy Court, in each case, prior to the Closing Date and to the Buyer’s satisfaction, then the Buyer shall promptly pay to such or non-Seller Group counterparty any remaining Cure Costs owing to such non-Seller Group counterparty with respect to the subject Accepted Contract.

(c) If prior to the date that is thirty (30) days after entry of the Confirmation Order, it is discovered that a Contract should have been listed on Schedule 13.03(a) but was not so listed (any such Contract, a “Previously Omitted Contract”), the Seller Parent shall, promptly following the discovery thereof (but in no event later than five (5) Business Days following the discovery thereof), notify the Buyer in writing of such Previously Omitted Contract (the “Previously Omitted Contract Notice”) and provide the Buyer with a copy of such Previously Omitted Contract and the Cure Cost (if any) in respect thereof. The Buyer shall thereafter deliver written notice to the Seller Parent, no later than five (5) Business Days following the receipt of such Previously Omitted Contract Notice, noting whether the Buyer elects to so include such Previously Omitted Contract on the Contract and Cure Schedule and make it an Accepted Contract. Any Previously Omitted Contract not added to the Contract and Cure Schedule shall be deemed a Rejected Contract for purposes of this Agreement.

(d) If the Buyer includes a Previously Omitted Contract on the Contract and Cure Schedule in accordance with Section 13.03(c), the Seller Parent shall file and serve a notice on the counterparty to such Previously Omitted Contract notifying such counterparty of the Seller Parent’s intention to assign to the Buyer such Previously Omitted Contract, including the proposed Cure Cost (if any). Such notice shall provide such Contract counterparties with fourteen (14) days to object, in writing, to the Seller Parent and the Buyer to the assignment and assumption of its Contract (the “Counterparty Objection”). If such counterparty, the Seller Parent, and the Buyer are unable to reach a consensual resolution with respect to any Counterparty Objection, unless otherwise agreed by the Buyer, the Seller Parent will seek a hearing before the Bankruptcy Court to seek approval of the assumption and assignment of such Previously Omitted Contract to the Buyer. If no Counterparty Objection is timely served on the Seller Parent and the Buyer, then such Previously Omitted Contract shall be deemed an Accepted Contract and assumed by and assigned to the Buyer pursuant to the Confirmation Order.

(e) The Seller Parent and the Buyer shall execute, acknowledge and deliver such other instruments and take commercially reasonable efforts as are reasonably practicable for the Buyer to assume the rights and obligations under all Accepted Contracts (including Previously Omitted Contracts that become Accepted Contracts pursuant to Section 13.03(c)).

(f) Subject to Section 13.03(b), the Buyer shall pay on or before the Closing Date all Cure Costs with respect to any Accepted Contract (including Previously Omitted Contracts that become Accepted Contracts pursuant to Section 13.03(c)) that is consensually resolved or finally determined by the Bankruptcy Court.

(g) The Seller Parent and the Buyer shall execute, acknowledge and deliver such other instruments and take commercially reasonable efforts as are reasonably practicable for the Seller Parent to assume the rights and obligations under all Rejected Contracts (including Previously Omitted Contracts that become Rejected Contracts pursuant to Section 13.03(c)).

(h) The Seller Parent, the Seller Group and the Buyer will comply with the procedures set forth in the Bid Procedures Order with respect to the assumption and assignment of any Accepted Contract pursuant to, and in accordance with, this Section 13.03.

(i) No designation of any Contract for assumption and assignment in accordance with this Section 13.03, the Bid Procedures Order or the Confirmation Order will give rise to any right to any adjustment to the Purchase Price.

(j) From the date of this Agreement until the Closing Date, no Accepted Contract shall be modified, amended, supplemented, canceled or discharged without the prior written consent of the Buyer, such consent not to be unreasonably delayed, withheld, or conditioned.

Article XIV
GENERAL PROVISIONS

14.01 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered to the recipient, (b) upon transmission by e-mail to the recipient, if sent on a Business Day on or prior to 11:59 PM in the time zone of the recipient, and if not, on the next Business Day in the time zone of the recipient (provided, that no notice of failed transmission is received), (c) one (1) Business Day after the Business Day on which such notice, demand or communication is deposited with Federal Express or similar nationally recognized overnight courier service (charges prepaid) and addressed to the intended recipient, (d) when delivered after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Notices, demands and communications to the Parties shall, unless another address is specified in writing, be sent to the addresses indicated below:

(a) if to the Buyer or the Buyer Parent to:

ClareMedica Viking, LLC

c/o ClareMedica Health Partners, LLC

14750 NW 77th Ct, Suite 100

Miami Lakes, FL 33016

Attention: Ren Mullinix

Email: rmullinix@claremedica.com

with a copy to (which notice shall not constitute notice):

McGuireWoods LLP

Tower Two Sixty

260 Forbes Avenue, Suite 1800

Pittsburgh, PA 15222

Attention: Thomas E. Zahn, Esq.

Email: tzahn@mcguirewoods.com

(b) if to the Seller Parent, to:

CareMax, Inc.

1000 NW 57th Court, Suite 400

Miami, FL 33126

Attention: Meredith Longsworth

Email: meredith.longsworth@caremax.com

with a copy to (which notice shall not constitute notice):

Sidley Austin LLP

1001 Brickell Bay Drive, Suite 900

Miami, FL 33131

Attention: Joshua Samek and Gabriel Valdes

Email: jsamek@sidley.com and gvaldes@sidley.com

14.02 Entire Agreement. This Agreement (including the Disclosure Schedules and the Schedules and Exhibits attached hereto), the Related Agreements and other documents delivered at the Closing pursuant hereto or thereto, contain the entire understanding of the Parties in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the Parties with respect to such subject matter, other than the Confidentiality Agreements. The Disclosure Schedules and the Schedules and Exhibits attached hereto constitute a part of this Agreement as though set forth in full above.

14.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon the determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

14.04 Expenses. Except as otherwise provided herein, the Parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement and the Transactions.

14.05 Amendment; Waiver. This Agreement (a) may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all of the Parties, and (b) may not be waived except by written instrument executed by the Party or Parties entitled to the benefit of the provision subject to such waiver. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

14.06 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. Except as set forth in Section 14.16, nothing expressed or implied in this Agreement shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the Parties without the prior written consent of the other Party; provided, that Buyer shall be permitted to assign any of its rights under this Agreement and some or all of its obligations to any of its Affiliates (provided that any such assignment shall not relieve the Buyer from any of its obligations hereunder except to the extent performed by such Affiliate).

14.07 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Counterpart signatures need not be on the same page and shall be deemed effective upon receipt. Delivery of an executed counterpart of a signature page to this Agreement by means of electronically transmitted portable document format (PDF) (in each case, complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)) shall be as effective as delivery of a manually executed counterpart of this Agreement.

14.08 Interpretation; Disclosure Schedules. When a reference is made in this Agreement to an article, section, paragraph, clause, Schedule or Exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All references to any Laws, statutes or related regulations shall include all amendments of the same and any successor or replacement Laws, statutes or regulations and all references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person). All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. All references to “$” in this Agreement shall be deemed references to United States dollars. The Disclosure Schedules (and any updated Disclosure Schedules) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. The headings contained herein and in the Disclosure Schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Disclosure Schedules. The Disclosure Schedules are qualified in their entirety by reference to specific provisions of this Agreement, and are not intended to constitute, and shall not be construed as constituting, representations or warranties of any Party to this Agreement except as and to the extent provided in this Agreement, and shall not be deemed to expand the scope or effect of the relevant Party’s representations or warranties in this Agreement. Any item or matter required to be disclosed on a particular Disclosure Schedule shall be deemed to have been disclosed where required by the terms of this Agreement for any other Disclosure Schedule to the extent (but solely to the extent) the applicability of such disclosure to such other Disclosure Schedule is reasonably apparent on its face. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts, or higher or lower amounts, or the items so included, are or are not required to be disclosed, and neither Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy with any Party as to whether any obligation, item or matter not described herein or included in a Disclosure Schedules is or is not required to be disclosed (including whether such amounts or items are required to be disclosed as material). The information contained in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of Law or breach of any Contract. The attachments to the Disclosure Schedules form an integral part of the Disclosures Schedules and this Agreement and are incorporated herein and therein by reference for all purposes as if set forth fully herein or therein.

14.09 Governing Law; Interpretation. All matters relating to the interpretation, construction, validity and enforcement of this Agreement and all Proceedings that may be based upon, arise out of or relate hereto shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware.

14.10 Forum Selection and Consent to Jurisdiction.

(a) Without limiting any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to interpret and enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder or thereunder, or the Transactions, and (ii) any and all Proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 14.01; provided, however, that if the Bankruptcy Cases have closed or the Bankruptcy Court does not have jurisdiction, the Parties agree to irrevocably submit to the exclusive jurisdiction of the Court of Chancery located in the State of Delaware or, solely if such Court of Chancery declines jurisdiction, in any federal court located in the State of Delaware, or solely if such federal court declines jurisdiction, in any state court located in the State of Delaware (the “Designated Courts”), and the Parties irrevocably and unconditionally submit to accept the exclusive jurisdiction of the Designated Courts for the purpose of any Proceeding. Each Party agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such Party in accordance with Section 14.01 shall be effective service of process for any Proceeding brought against such Party in any such court. The Buyer and the Buyer Parent hereby designate the individual listed in Section 14.01(a) to whom notice may be given on behalf of the Buyer and the Buyer Parent as their true and lawful agent upon whom may be served any lawful process in any Proceeding instituted by or on behalf of the Seller Parent. The Seller Parent hereby designates the individual listed in Section 14.01(b) to whom notice may be given on behalf of the Seller Parent as its true and lawful agent upon whom may be served any lawful process in any Proceeding instituted by or on behalf of the Buyer or the Buyer Parent. Each Party further agrees that all of the provisions of Section 14.18 relating to waiver of jury trial shall apply to any Proceeding referred to in this Section 14.10(a).

(b) In addition, each Party hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any

Proceeding arising out of or relating to this Agreement or any Related Agreement in any Designated Court or any Order entered by any of the Designated Courts and hereby further irrevocably waives any claim that any Proceedings brought in the Designated Courts has been brought in an inconvenient forum.

14.11 Specific Performance. Each of the Parties agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that the Buyer, the Buyer Parent, and the Seller Parent would be irreparably harmed if any of the provisions of the Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching Party may be entitled at Law, a non-breaching Party shall be entitled to seek injunctive relief, including the right to specifically enforce the terms and provisions of this Agreement and any instrument executed in connection herewith, and to thereafter cause the Transactions to be consummated (and the Closing to occur) if the conditions set forth in Article IX have been satisfied or duly waived, and this Agreement shall not have been terminated in accordance with its terms. Each Party further agrees to waive any requirement for the securing or posting of any bond or proving actual damages in connection with such remedy. Each Party hereby consents to the right of the other Party to the issuance of such injunction or injunctions, and to the grant of such injunction or injunctions (including specific performance with respect to the Closing). The Parties further agree that (a) by seeking the remedies provided for in this Section 14.11, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under and pursuant to this Agreement, and (b) nothing contained in this Section 14.11 shall (i) require any Party to institute any Proceeding for (or limit any Party’s right to institute any Proceeding for) specific performance under this Section 14.11 before exercising any termination right under Section 12.01 (and pursuing damages after such termination), or (ii) restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Section 12.01 or pursue any other remedies under and pursuant to this Agreement that may be available then or thereafter.

14.12 Arm’s Length Negotiations; Drafting. Each Party herein expressly represents and warrants to the other Party that before executing this Agreement, such Party (a) has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) has relied solely and completely upon its own judgment in executing this Agreement; and (c) has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, which is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel. This Agreement shall be deemed drafted jointly by the Parties and nothing shall be construed against one Party or another as the drafting Party.

14.13 Acknowledgement by the Buyer and the Buyer Parent; Disclaimers.

(a) Each of the Buyer and the Buyer Parent acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, operations, assets, liabilities and properties of the Business and, in making its determination to proceed with the Transactions, each of the Buyer and the Buyer Parent has relied and shall rely on the results of its own independent investigation and verification and the representations and warranties of the Seller Parent expressly and specifically set forth in this Agreement, including the Disclosure Schedules and the Related Agreements. Each of the Buyer and the Buyer Parent further acknowledges that, except as set forth herein and in the Related Agreements, no promise or inducement for this Agreement was offered by the Seller Parent or any of its Representatives or Affiliates or relied upon by the Buyer or the Buyer Parent.

(b) Each of the Buyer and the Buyer Parent acknowledges that neither the Seller Parent nor any other Person acting on behalf of the Seller Parent or any of its Affiliates has made any representation or warranty, express or implied, (i) as to the accuracy or completeness of any information regarding the Business or the Acquired Assets, except as expressly set forth in this Agreement, in the Related Agreements, in any Bankruptcy Filing, or as and to the extent required by this Agreement to be set forth in the Disclosure Schedules, or (ii) with respect to the MSSP Business. Each of the Buyer and the Buyer Parent further agrees that neither the Seller Parent nor any other Person shall have or be subject to any liability to the Buyer, the Buyer Parent, or any other Person resulting from the distribution to the Buyer or the Buyer Parent, or the Buyer’s or the Buyer Parent’s use of, any such information, and any information, document or material made available to the Buyer, the Buyer Parent, or any of their respective Representatives in certain “data rooms,” management presentations or any other form in expectation of the Transactions.

(c) THE REPRESENTATIONS AND WARRANTIES OF THE SELLER PARENT SPECIFICALLY SET FORTH IN ARTICLE V AND ARTICLE VI OF THIS AGREEMENT AND IN THE RELATED AGREEMENTS AND IN THE BANKRUPTCY FILINGS (AS APPLICABLE) CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLER PARENT AND ITS AFFILIATES TO THE BUYER AND THE BUYER PARENT IN CONNECTION WITH THE TRANSACTIONS, AND EACH OF THE BUYER AND THE BUYER PARENT UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING, ANY RELATING TO THE MSSP BUSINESS OR THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES, OR PROSPECTS OF THE BUSINESS), ARE SPECIFICALLY DISCLAIMED BY THE SELLER PARENT. EACH OF THE BUYER AND THE BUYER PARENT ACKNOWLEDGES THAT IT DID NOT RELY ON ANY REPRESENTATION OR WARRANTY NOT CONTAINED IN THIS AGREEMENT, THE BANKRUPTCY FILINGS OR THE RELATED AGREEMENTS WHEN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND SHALL NOT RELY ON ANY SUCH REPRESENTATION OR WARRANTY IN DECIDING TO CONSUMMATE THE TRANSACTIONS.

(d) In connection with the Buyer’s and the Buyer Parent’s investigation of the Business, the Buyer, the Buyer Parent, or their respective Representatives has received from or on behalf of the Seller Group certain projections, including projected statements of operating revenues and income, from operations of the Business and certain business plan information. Each of the Buyer and the Buyer Parent acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that each of the Buyer and the Buyer Parent (i) is familiar with such uncertainties, (ii) is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the accuracy or veracity of purported factual data contained therein or the reasonableness of the assumptions underlying such estimates, projections and forecasts), and (iii) shall have no claim against the Seller Parent or any other Person with respect thereto. Accordingly, neither Seller Parent nor any Member of the Seller Group makes any representations or warranties whatsoever with respect to such estimates, projections or other forecasts or plans (including the accuracy or veracity of purported factual data contained therein or the reasonableness of the assumptions underlying such estimates, projections and forecasts).

14.14 Confidentiality; Publicity. Except as may be required by Law, or as otherwise permitted or expressly contemplated herein, neither the Seller Parent nor any Member of the Seller Group or any of their respective Affiliates or Representatives, on the one hand, nor the Buyer, the Buyer Parent, or any of their respective Affiliates or Representatives, on the other hand, shall disclose to any third party the existence of this Agreement or the subject matter or terms of this Agreement without the prior consent of the other Party; provided, however, that the Parties and their respective Affiliates shall be permitted to disclose and use such confidential information in connection with enforcing their rights and fulfilling their obligations under this Agreement or any Related Agreement. No press release or public announcement related to this Agreement or the Transactions, or prior to the Closing, any other announcement or communication to the employees, customers or suppliers of the Business, shall be issued or made by (a) the Buyer or the Buyer Parent without the approval of the Seller Parent unless required by Law (upon the reasonable advice of counsel), in which case the Seller Parent shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication and consult with the Buyer with respect thereto, or (b) the Seller Parent without the approval of the Buyer unless required by Law (upon the reasonable advice of counsel), in which case the Buyer shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication and consult with the Seller Parent with respect thereto. Notwithstanding this Section 14.14, no such limitations will apply to Buyer, Buyer Parent and their respective Affiliates (including any affiliated investment funds) with respect to any communications with their respective Affiliates, limited partners, members, equityholders, or current or prospective equity or debt investors, or in connection with such Person’s normal fund raising, marketing, informational or reporting activities.

14.15 Made Available. With respect to all materials that are described as having been made available, provided or delivered to the Buyer or the Buyer Parent, such materials shall be deemed to have been made available, provided or delivered to the Buyer or the Buyer Parent if such materials were posted to the “Project Viking” data room hosted by Sterling or transmitted to the Buyer, the Buyer Parent, or their respective Representatives by any other electronic means, in each case, prior to 5:00 p.m. ET on the day that is two (2) Business Days prior the date of this Agreement.

14.16 Legal Representation. The Parties acknowledge and agree that Sidley has represented the Seller Parent and its Affiliates in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the Transactions, and that the Seller Parent, its Affiliates and its partners, officers, directors and representatives (the “Seller Group Parties”) have a reasonable expectation that Sidley will represent them in connection with any Proceeding involving any Seller Group Party, on the one hand, and the Buyer Parent, the Buyer, or any of their respective Affiliates and representatives (the “Buyer Group Parties”), on the other hand, arising under this Agreement, the Related Agreements or the Transactions. The Buyer hereby, on behalf of itself and the other Buyer

Group Parties, irrevocably: (a) acknowledges and agrees that any attorney-client privilege, solicitor-client privilege, work product, or other attorney-client or solicitor-client confidential information (“Attorney-Client Information”) arising from communications prior to the Closing between the Seller Parent (including any one or more officers, directors, or stockholders of the Seller Parent), on the one hand, and Sidley, on the other hand, are not included in the property, rights, privileges, powers, franchises, and other interests that are possessed by or vested in the Business or the Acquired Assets, that any such Attorney-Client Information shall be deemed property of, and controlled solely by, the Seller Parent for the benefit and on behalf of the Seller Group Parties and, upon request, convey and transfer any Attorney-Client Information to the Seller Parent; (b) acknowledge and agree that the Seller Group Parties shall have the right to retain, or cause Sidley to retain, any such documentation or information in the possession of Sidley or the Seller Group Parties at the Closing; (c) agree not to access, retain, or use any documentation or information constituting Attorney-Client Information and that no Buyer Group Party shall have any right to waive any attorney-client privilege or other right to confidentiality with respect to such Attorney-Client Information; (d) disclaim the right to assert a waiver by any Seller Group Party with regard to the attorney-client privilege, solicitor-client privilege, or other right to confidentiality with respect to such Attorney-Client Information solely due to the fact that such documentation or information is physically in the possession of the Buyer after the Closing; (e) consent to the Sidley’s representation after the Closing of any Seller Group Party in any Proceeding that may relate to a Buyer Group Party or the Transactions and consent to and waive any conflict of interest arising therefrom without the need for any future waiver or consent; and (f) consent to the disclosure by Sidley to any Seller Group Party of any documentation or information obtained by Sidley during the course of its representation of the Seller Parent or any Affiliate thereof prior to the Closing, whether related to this Agreement, the Related Agreements, the Transactions or otherwise, whether or not such disclosure is made prior to or after the Closing and whether or not the documentation or information disclosed is subject to any attorney-client privilege, solicitor-client privilege, or confidentiality obligation to the Seller Parent, any Affiliate thereof, or any other Person. In the event that any Proceeding arises after the Closing between any Buyer Group Party and a Person other than a Seller Group Party, such Buyer Group Party shall not disclose any documentation or information that is subject to an attorney-client privilege or other rights of confidentiality referenced in this Section 14.16 without the prior written consent of the Seller Parent. This Section 14.16 is for the benefit of the Seller Group Parties and such Persons are intended third-party beneficiaries of this Section 14.16.

14.17 Non-Recourse. This Agreement may only be enforced against, and any Proceedings that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the Persons that are expressly identified as Parties. For the avoidance of doubt, no Proceeding may be initiated against any direct or indirect owner of the Seller Parent.

14.18 WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DESCRIBED IN SECTION 14.10. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY

UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.18. A COPY OF THIS SECTION 14.18 MAY BE SUBMITTED TO ANY COURT AS EVIDENCE OF THE CONTENT THEREOF.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BUYER:

CLAREMEDICA VIKING, LLC

By: /s/ Ren Mullinix

Name: Ren Mullinix

Title: Chief Executive Officer

BUYER parent:

CLAREMEDICA PARENT HOLDINGS, LP

By: ClareMedica GP, LLC

Its: General Partner

By: /s/ Ren Mullinix

Name: Ren Mullinix

Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

SELLER PARENT:

CAREMAX, INC.

By: /s/ Kevin Wirges

Name: Kevin Wirges

Title: Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

Exhibit A

Definitions

As used herein, the following terms shall have the following meanings:

“Accepted Contracts” has the meaning set forth in Section 13.03(a).

“Acquired Assets” means the assets set forth on Schedule 1.01(a).

“Acquired Locations” shall mean the Seller Group clinics or other business locations at the addresses set forth on Exhibit F.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise. For the avoidance of doubt, Steward shall not be deemed an “Affiliate” of the Seller Parent or the Seller Group.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Methodology” has the meaning set forth in Section 8.03(b).

“Allocation Schedule” has the meaning set forth in Section 8.03(b).

“Alternate Transaction” has the meaning set forth in Section 12.01(d).

“Annual Financial Statements” has the meaning set forth in Section 6.04.

“Approval” means any approval, authorization, consent, notice, qualification or registration, or any extension, modification, amendment or waiver of any of the foregoing, of or from, or any notice, statement, filing or other communication to be filed with or delivered to, any Governmental Authority.

“Assumed Liabilities” has the meaning set forth in Section 1.02.

“Assumed Taxes” means Taxes relating to any Acquired Assets, Assumed Liabilities or the Business arising solely in a Post-Closing Tax Period.

“Attorney-Client Information” has the meaning set forth in Section 14.16.

“Auction” has the meaning set forth in Section 13.02(b).

“Available Contract” has the meaning set forth in Section 13.03(a).

“Back-Up Bid” means the second highest or otherwise best bid if the Successful Bidder fails to consummate its bid in accordance with the Bid Procedures.

“Back-Up Termination Date” means the first to occur of (a) seventy-five (75) days after the entry of the Bid Procedures Order, (b) consummation of the Transactions with the winning bidder at the Auction (the “Successful Bidder”), (c) the Buyer’s receipt of notice from the Seller Parent of the release by the Seller Parent of the Buyer’s obligations under Section 13.02(b), (d) the Outside Date, and (e) December 31, 2024.

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 3.03.

“Bankruptcy Cases” has the meaning set forth in the Recitals.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bankruptcy Filings” means any filings made by the Seller Parent pursuant to the Bankruptcy Cases, including the Schedules of Assets and Liabilities and Statements of Financial Affairs, the Chapter 11 Plan, the “first day” motions (including the Bid Procedures), and any declarations filed in support of the Bid Procedures.

“Bid Procedures” means those certain bidding procedures set forth as Exhibit 1 to the Bid Procedures Order, as such procedures may be amended from time to time thereafter in accordance with the Bid Procedures Order.

“Bid Procedures Order” means an Order of the Bankruptcy Court approving the Bid Procedures in form and substance reasonably acceptable to the Buyer.

“Bid Protections” has the meaning set forth in Section 12.02(b).

“Bill of Sale and Assignment and Assumption Agreement” has the meaning set forth in Section 2.02(d).

“BlackRock” means certain investment funds or accounts affiliated with or managed by BlackRock Financial Management, Inc., a Delaware corporation.

“Break-Up Fee” has the meaning set forth in Section 12.02(b).

“Business” means the Seller Group’s business of providing value-based primary and preventative care to seniors and Medicaid beneficiaries through the operation of the clinical care centers in Florida set forth on Schedule 1.01(b) that offer medical and social services, as well as to beneficiaries covered by Accepted Contracts who are assigned to clinical care centers other than those set forth on Schedule 1.01(b). For the avoidance of doubt, the Business does not include the MSSP Business or the Pharmacy Business.

“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Business Employees” has the meaning set forth in Section 6.12(a).

“Business Real Property” has the meaning set forth in Section 6.09(c).

“Buyer” has the meaning set forth in the Preamble.

“Buyer GP” means ClareMedica GP, LLC, a Delaware limited liability company.

“Buyer Group Parties” has the meaning set forth in Section 14.16.

“Buyer Material Adverse Effect” means a material adverse effect on the ability of the Buyer or the Buyer Parent to consummate the Transactions and perform all of its obligations under this Agreement and the Related Agreements to which it is a party.

“Buyer Parent” has the meaning set forth in the Preamble.

“Buyer Parent Equity” means Class A Units (preferred equity) of the Buyer Parent having an aggregate value of $65,000,000 and thirty-two and a half (32.5%) of the post-Closing Class C-1 Units (common equity) of the Buyer Parent.

“Buyer Parent Limited Partnership Agreement” means that certain Limited Partnership Agreement of Buyer Parent, dated as of February 11, 2022 (as the same may be amended from time to time).

“Buyer Parent Securities” has the meaning set forth in Section 4.04.

“Buyer Plans” has the meaning set forth in Section 7.08(c).

“Buyer Released Claims” has the meaning set forth in Section 8.05(b).

“Buyer Released Parties” has the meaning set forth in Section 8.05(a).

“Buyer Releasors” has the meaning set forth in Section 8.05(b).

“CareMax Marks” has the meaning set forth in Section 8.04(b).

“CareMax MSSP Companies” means each of:

(a) Sparta Merger Sub I LLC, a Delaware limited liability company;

(b) Sparta Merger Sub II LLC, a Delaware limited liability company;

(c) Sparta Merger Sub III LLC, a Delaware limited liability company;

(d) CareMax Accountable Care Network, LLC, a Delaware limited liability company;

(e) CareMax National Care Network, LLC, a Delaware limited liability company; and

(f) CareMax Health Partners, LLC, a Delaware limited liability company.

“Chapter 11 Plan” means the prearranged joint plan under chapter 11 of the Bankruptcy Code, either in its present form or as it may be altered, amended, modified or supplemented from time to time, including all exhibits, supplements and schedules thereto.

“CHP” has the meaning set forth in Section 10.07.

“Clinic Financial Information” means the information set forth in Schedule 6.04.

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“Closing Payment” means $35,000,000.

“CMS” means the Centers for Medicare and Medicaid Services.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Bid” has the meaning set forth in Section 13.01.

“Confidentiality Agreements” has the meaning set forth in Section 7.06.

“Confirmation Order” means the Order of the Bankruptcy Court confirming the Chapter 11 Plan that, among other things, (a) authorizes the consummation of this Agreement, and the Transactions described herein, (b) provides that the sale of the Acquired Assets will be free and clear of all liens claims and encumbrances, (c) finds that the Buyer is a good faith purchaser pursuant to 363(m) of the Bankruptcy Code, (d) is acceptable to Buyer, and (e) is pursuant to section 1129 of the Bankruptcy Code.

“Contingent Workers” has the meaning set forth in Section 6.12(a).

“Continuation Period” has the meaning set forth in Section 7.08(b).

“Continuing Employee” has the meaning set forth in Section 7.08(a).

“Continuing Seller Owners” means the Persons set forth in Schedule 9.08.

“Contract” means any contract or other legally binding agreement (whether written or oral).

“Contract and Cure Schedule” has the meaning set forth in Section 13.03(a).

“Contributed Assets” means such portion of the Acquired Assets having an aggregate value equal to the Rollover Amount.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Counterparty Objection” has the meaning set forth in Section 13.03(d).

“Crestline” means certain investment funds affiliated with or managed by Crestline Investors, Inc., a Delaware coporation.

“Cure Costs” means any and all costs, expenses or actions that Buyer is required to pay or perform to assume any of the Accepted Contracts pursuant to section 365(f) of the Bankruptcy Code.

“Cure Objection” has the meaning set forth in Section 13.03(b).

“D&O Tail Insurance” has the meaning set forth in Section 7.07.

“Designated Courts” has the meaning set forth in Section 14.10(a).

“Determined Cure Costs” means, in the aggregate, all Cure Costs payable in respect of the Accepted Contracts as determined pursuant to the Confirmation Order.

“Disclosure Schedules” means the disclosure schedules delivered by the Seller Parent to the Buyer on the date of this Agreement regarding certain exceptions to the representations and warranties in ARTICLE V and ARTICLE VI.

“Disclosure Statement” has the meaning as set forth in the Chapter 11 Plan.

“Effective Time” has the meaning set forth in Section 2.01.

“Employee Transfer” has the meaning set forth in Section 7.08(a).

“Environmental Laws” means all Laws enacted and in effect on or prior to the Closing Date concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control or cleanup of any hazardous materials, substances or wastes.

“Environmental Permits” means all Permits required under any Environmental Law.

“Equity Securities” means (a) any partnership interests, (b) any membership or limited liability company interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire membership or limited liability company interests or units, capital stock or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership or limited liability company interests or units, capital stock or any other equity securities, or (g) any other interest classified as an equity security of a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes a Member of the Seller Group within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Excluded Assets” means any and all assets, rights and properties of the Seller Group that are not specifically identified in Schedule 1.01(a) as Acquired Assets.

“Executory Contract” means any executory Contract or unexpired lease to which the Seller Parent or any Member of the Seller Group is a party.

“Expense Reimbursement” has the meaning set forth in Section 12.02(b).

“Family Member” means, with respect to any Person, any child, stepchild, grandchild, parent, stepparent, grandparent, sibling, spouse, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, in each case, of such Person.

“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. §1320a-7b(f), including Medicare, state Medicaid programs, state CHIP programs, TRICARE and similar or successor programs with or for the benefit of any Governmental Authority.

“Final Order” means an Order of the Bankruptcy Court or any other Governmental Authority of competent jurisdiction that has not been reversed, vacated, modified or amended, is not stayed and remains in full force and effect; provided, that such Order shall be considered a Final Order only after the time period for third parties seeking appeal has expired without the filing of any appeal or motion for reconsideration.

“Financial Statements” has the meaning set forth in Section 6.04.

“Fraud” means an act, committed by a Party, with intent to deceive another Party, or to induce such Party to enter into this Agreement and requires (a) a false representation of material fact made solely in ARTICLE III, ARTICLE V or ARTICLE VI, as applicable, by such Party (and not, for the avoidance of doubt, including any estimates, projections or other forecasts and plans made available to the Buyer in any data room or otherwise), (b) with actual knowledge that such representation is false, (c) with an intention to induce the Party to whom such representation is made to act or refrain from acting in reliance upon it, (d) causing such Party, in justifiable reliance upon such false representation, to take or refrain from taking action, and (e) causing such Party to suffer damage by reason of such reliance.

“Fundamental Representations” means the representations and warranties contained in Sections 3.01 (Organization), 3.02 (Power and Authority), 3.03 (Enforceability), 3.05 (No Brokers), 4.01 (Organization), 4.02 (Power and Authority; Ownership), 4.03 (Enforceability), 4.06 (No Brokers), 5.01 (Organization), 5.02 (Power and Authority; Ownership), 5.03 (Enforceability), 5.05 (No Brokers); 6.01 (Organization), 6.02 (Capitalization; Subsidiaries), the last sentence of Section 6.04 (Financial Statements), 6.19 (No Brokers), and 6.20 (Health Care Compliance).

“Funded Debt” means, without duplication, all obligations of the applicable Party for (a) indebtedness for borrowed money and any accrued interest or prepayment premiums or penalties related thereto (determined in accordance with GAAP), but shall not include accrued liabilities or accounts payable, (b) drawn letters of credit, (c) capital lease obligations (determined in accordance with GAAP), and (d) any declared or accrued but unpaid dividends or distributions, in each case together with all accrued interest thereon and any applicable prepayment, redemption, breakage, make-whole, or other premiums, fees, or penalties.

“GAAP” means United States generally accepted accounting principles applied in a manner consistent with that used in preparing the Financial Statements.

“Governance Term Sheet” means that certain non-binding governance term sheet, by and between the Buyer Parent, Buyer GP, BlackRock, and Crestline.

“Governmental Authority” means any United States or foreign, federal, state, provincial or local governmental or regulatory commission, board, bureau, agency, court or regulatory or administrative body, tribunal, arbitrator or any government or political subdivision thereof, or any authority, contractor, official or instrumentality of such governmental or political subdivision, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Governmental Consent” has the meaning set forth in Section 7.03(a).

“Health Care Laws” means all applicable Laws relating to the provision of health care services, health care providers and facilities, the provision, supervision or administration of, or payment for, healthcare products or services, participation in Health Care Programs, the practice of medicine, professional licensure, pharmacology and the securing, administering and dispensing of drugs, medicines and controlled substances, federal and state Laws governing the use, handling, control, storage, transportation, disposal, and maintenance of controlled substances, pharmaceuticals, drugs, or medical waste, clinical research, medical record retention, fee-splitting, referrals, or billing and submission of false or fraudulent claims, including, without limitation (a) all Laws relating to Health Care Programs pursuant to which the Seller Group is required to be licensed or authorized to transact Business, including the Medicare statute (Title XVIII of the Social Security Act, 42 U.S.C. § 1395 et seq.), the Medicaid statute (Title XIX of the Social Security Act, 42 U.S.C. § 1396 et seq.) and the regulations promulgated thereunder, including the Medicare Part D program and the Medicare Advantage program, the federal TRICARE statute (10 U.S.C. § 1071 et seq.), CHAMPVA, (b) health care fraud or abuse Laws, including the Federal anti-kickback Law (42 U.S.C. § 1320a-7b), the Federal False Claims Act (31 U.S.C. § 3729 et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7b), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Health Care Fraud Law (18 U.S.C. § 1347), (c) Laws relating to the administration of health care claims or benefits or processing or payment for health care services, treatment or supplies furnished by health care providers, the provision of the services of third party administrators, utilization review agents, risk bearing entities or organizations and Persons performing quality assurance, credentialing or coordination of benefits, (d) all federal, state and local laws pertaining to the confidentiality, privacy or security of protected health information, including HIPAA and all similar state, privacy, security, and breach notification Laws, (e) the federal physician self-referral Law (42 U.S.C.

§1395nn and §1395(q)) (commonly known as the “Stark” Law) and applicable state Law counterparts, (f) all Medicare Advantage Plan marketing regulations and rules, (g) quality and safety Laws relating to the regulation, provision or administration of, or payment for, healthcare products or services, (h) state licensure and credentialing requirements relating to health care clinics and clinical laboratories, (i) the regulation, provision, administration of, billing of, coding of, or payment for, healthcare products or services, (j) all federal and state provider conflict of interest Laws, (k) all applicable Laws applicable to the practice of pharmacy or other federal, state, and local Laws, and the regulations promulgated pursuant to such Laws, concerning the handling, storage or distribution of legend and non-legend drugs and devices, (l) all applicable federal and state Laws applicable to controlled substances, (m) the CARES Act, including HHS’ CARES Act Provider Relief Fund terms and conditions and guidance promulgated by CMS, the AAPP program terms and conditions and guidance promulgated by CMS, and any guidance or regulations promulgated in connection therewith, Families First Coronavirus Response Act and any guidance or regulations promulgated in connection therewith, and any regulations thereunder, (n) the No Surprises Act, 42 U.S.C.A. § 300gg-111 et seq., as enacted by the Consolidated Appropriations Act, 2021, Pub. L. No. 116-260, 134 Stat. 1182, Division BB, and any regulations promulgated, the Clinical Laboratory Improvement Act (42 U.S.C. § 263a, et seq.), (o) Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Federal Controlled Substances Act (21 U.S.C. § 801 et seq.) or any relevant applicable state Law, (p) the Clinical Laboratory Improvement Act (42 U.S.C. § 263a, et seq.), and (q) the federal Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, and the regulations promulgated thereunder, and, with respect to each of the above, any legally binding ordinance, rule, regulation, or Order, and any other similar, applicable state Laws.

“Health Care Programs” means all Federal Health Care Programs and all other state or local governmental insurance programs, and private, non-governmental insurance and managed care programs with which the Seller Group contracts to provide goods and services or through which the Seller Group receives reimbursements for goods and services provided, which shall include any commercial third-party payor.

“Health Partners” has the meaning set forth in the Recitals.

“Health Partners Limited Liability Company Agreement” means that certain Second Amended and Restated Operating Agreement of Health Partners, dated June 24, 2019 (as the same may be amended from time to time in compliance with the terms of this Agreement).

“HHS” means the United States Department of Health and Human Services.

“Health Partners Equity” means a number of Units (as defined in the Health Partners Limited Liability Company Agreement) of Health Partners in an amount equal to the Rollover Amount.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and all regulations promulgated thereunder, including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162) and the Security Standards (45 C.F.R. Parts 160, 162 and 164), as amended by the HITECH Act, the final

HIPAA/HITECH Omnibus Rules published by the U.S. Department of Health and Human Services on January 25, 2013, and as otherwise may be amended from time to time.

“HITECH Act” means the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations, including 42 C.F.R. §§ 412, 413, 422 and 495, as amended by the HIPAA Omnibus Rule, issued on January 25, 2013, effective as of March 26, 2013, and as otherwise may be amended from time to time.

“Income Tax” means Taxes imposed on, or determined by reference to, net income or earnings (and any franchise Tax or other Tax in connection with doing business imposed in lieu thereof); provided, however, the term “Income Tax” shall not include any sales or use Tax or other indirect Taxes.

“Income Tax Return” means any Tax Return relating solely to Income Taxes.

“Independent Tax Auditor” has the meaning set forth in Section 8.03(b).

“Information Privacy and Security Law” means HIPAA and all other Laws (and rules and regulations promulgated thereunder) concerning the privacy, use or security of personal information, including data breach notification Laws, state health privacy and information security Laws and consumer protection Laws, to the extent applicable to any Member of the Seller Group or the Business.

“Information Privacy and Security Requirement” means, to the extent applicable to the Seller Group, (a) any Information Privacy and Security Law, (b) any obligation in a Contract to which any Member of the Seller Group is bound relating to (i) the use, privacy or security of Personal Data or other confidential information relating to the Business or any Member of the Seller Group, or (ii) the security or integrity of the Seller Group’s information technology systems, (c) any industry data or systems security standard binding on any Member of the Seller Group (including, to the extent applicable, the Payment Card Industry Data Security Standard, as amended from time to time), and (d) any written policy or procedure of any Member of the Seller Group relating to (i) data privacy or use, or (ii) the security or integrity of information technology systems.

“Insurance Policies” has the meaning set forth in Section 6.15.

“Intellectual Property” means all intellectual property rights arising in any jurisdiction throughout the world, including with respect of the following: (a) copyrights and works of authorship, (b) patents, including all extensions, provisionals, corrections, re-examinations, continuations, divisionals, continuations-in-part or reissues thereof, (c) trademarks, trade names, trade styles, logos, service marks, brand names, slogans and trade dress rights, (d) Software, (e) Online Identifiers, (f) trade secrets rights and corresponding rights in confidential or proprietary information, including inventions, ideas, know-how, financial, business and marketing plans, supplier lists and related information, (g) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, (h) any goodwill associated with each of the foregoing, and (i) all applications (pending or in process), registrations, renewals therefor.

“Interim Financial Statements” has the meaning set forth in Section 6.04.

“IRS” has the meaning set forth in Section 6.13(d).

“Joinder” has the meaning set forth in Section 2.02(e).

“Knowledge” when used to qualify any representation or warranty, means that such Party has no actual knowledge that such representation or warranty is not true and correct to the same extent as provided in the applicable representation or warranty. For the purpose of this definition, (a) the “actual knowledge” of the Seller Parent means the actual knowledge of each of the executive officers of Seller Parent, and (b) the “actual knowledge” of the Buyer or the Buyer Parent means the actual knowledge of the executive officers of Buyer and the Buyer Parent.

“Latest Balance Sheet Date” has the meaning set forth in Section 6.04.

“Law” means any federal, state, local, municipal, foreign, Order, constitution, law, ordinance, rule, regulation, statute or treaty.

“Licensed Professional” means any duly licensed physician, pharmacist, nurse, advanced practice registered nurse, nurse practitioner, physician assistant, technician, anesthesiologist, or any other licensed medical professionals or other licensed health care professionals employed or engaged by or otherwise retained to provide services on behalf of the Business.

“Lien” means all forms of lien (including mechanic’s, contractor’s or other similar liens arising under or relating to the provision of goods or services on or to any Acquired Assets, and liens issued pursuant to Section 361, 363 or 364 of the Bankruptcy Code), encumbrance, defect or irregularity in title, pledge, mortgage, deed of trust, deed to secure debt, security interest, charge, transfer restriction or similar agreement or encumbrance, including any dedication under any gathering, transportation, treating, processing, fractionating, purchase, sale or similar agreements or any other rights granted or consensual as or against any Acquired Assets including easements, encroachments, rights of first refusal, options or any other interest or right in property that constitutes a lien or interest within the definition or adjudication of such terms under the Bankruptcy Code.

“Lookback Period” means the period of time from November 15, 2021 through the date of this Agreement.

“Material Adverse Effect” means any material adverse effect on the results of operations and financial condition of the Business, taken as a whole; provided, that any adverse change, effect, event, occurrence, state of facts or development attributable to the following shall not constitute, and shall not be taken into account in determining whether there has been or shall be, a Material Adverse Effect: (a) the execution, delivery, announcement or pendency of this Agreement or the Transactions; (b) conditions generally affecting the U.S. economy as a whole or the capital, credit or financial markets in general or the markets in which the Business operates; (c) any action taken or statement made by the Buyer or its Affiliates or their respective Representatives; (d) compliance with the terms of, or the taking of any action required by, this Agreement and taken or omitted at the request of Buyer or with its express consent; (e) any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof by a Governmental

Authority; (f) actions required to be taken under applicable Laws or Contracts; (g) any acts of war (whether or not declared), armed hostilities, sabotage or terrorism occurring after the date of this Agreement or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism; (h) any natural disaster or any acts of terrorism, cyberterrorism, sabotage, military action, armed hostilities, war (whether or not declared), public health crisis, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement; (i) the failure of the Business to meet any projections, estimates or budgets for any period on or after the date of this Agreement (provided that the underlying causes of such failure may, to the extent applicable and not otherwise excluded by the foregoing clauses (a) – (h), be considered in determining whether there has been a Material Adverse Effect); (j) the MSSP Business (to the extent unrelated to the Business); or (k) any effect arising or resulting from or related to the filing of the Bankruptcy Cases; provided, that in the case of the foregoing clauses (b), (e), (f), (g), and (h), such changes, events, occurrences or developments do not affect the Business in a materially disproportionate manner relative to other participants in the industry in which the Business operates.

“Material Contracts” has the meaning set forth in Section 6.17(a).

“Medicare Advantage Plan” means a product established pursuant to a Contract with CMS which complies with all applicable requirements of Part C of Title 42 of United States Code, Chapter 7 of the Social Security Act, Subchapter XVIII Health Insurance for Aged and Disabled, Section 1395 et seq, as amended from time to time, and which is available to individuals entitled to and enrolled in Medicare or any successor program(s) thereto regardless of the name(s) thereof.

“Minimum Unrestricted Cash Amount” means an aggregate amount of cash and cash equivalents of CHP, as determined in accordance with GAAP, equal to at least $2,000,000, (which amount shall not include any Restricted Cash).

“MSSP Business” means the business of the CareMax MSSP Companies. For the avoidance of doubt, the MSSP Business does not include the Business.

“MSSP SPA” means that certain Securities Purchase Agreement, dated November 17, 2024, pursuant to which the Seller Parent shall sell the MSSP Business and the other assets contemplated therein.

“MSSP Transaction” means the transactions contemplated under the MSSP SPA.

“Offered Employee” has the meaning set forth in Section 7.08(a).

“Online Identifiers” means world wide web addresses, social media identifiers, domain names and registrations related to any of the foregoing.

“Open Source Software” means any Software that is licensed pursuant to: (a) the Server Side Public License (SSPL), GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards

License (SISL); or (b) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation.

“Order” means any order, judgment, injunction, decree, ruling, decision, binding determination, verdict, sentence, subpoena, writ, settlement or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any Governmental Authority (whether public or private).

“Ordinary Course of Business” means an action taken by or on behalf of a Person that is consistent with the past practices of such Person and is taken in the ordinary course of the operations of such Person; provided, however, that in no event shall “Ordinary Course of Business” include any material breach or material violation of any provision of any Contract, Law, Order, or Permit.

“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of such entity; and (c) any amendment to any of the foregoing.

“Outside Date” has the meaning set forth in Section 12.01(b)(i).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Seller Group that is used, held for use or necessary to operate the Business.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patient Census” has the meaning set forth in Section 6.20(m).

“Permits” means all licenses, certificates, accreditations, clearances, permits, franchises, approvals, authorizations, registrations, consents, or Orders of, or filings with, or notifications to, any Governmental Authority.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Seller Group and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of Business; (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over Business Real Property which are not violated by the current use and operation of the Business Real Property; (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Business Real Property which do not materially impair the occupancy, use or operation of the Business Real Property for the purposes for which it is currently used or proposed to be used in connection with the Business; (e) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (f) purchase money Liens and Liens securing rental payments under capital lease arrangements; and (g) non-exclusive licenses to Intellectual Property granted in the Ordinary Course of Business.

“Person” means an individual, partnership, limited liability company, corporation, business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

“Personal Data” means Protected Health Information as well as any other data or personal information relating to an identified or identifiable natural person, including consumer credit information, credit card numbers, social security numbers and social insurance numbers.

“Petition Date” has the meaning set forth in the Recitals.

“Pharmacy Business” means the pharmacy business conducted by each of RxMarine, Inc., a Florida corporation, and Caremed Pharmacy LLC, a Florida limited liability company.

“Pharmacy Assets” has the meaning set forth in the penultimate paragraph of Article IX.

“Physician Continuation Conditions” means that Buyer (or its designee) shall have, within ten (10) Business Days following the date hereof, or by such later date as the Seller Parent may agree in writing (email being sufficient), made offers of employment (contingent upon the Closing and approval of the Transactions by the Bankruptcy Court) to (a) each of the physicians set forth on Schedule 9.09(a) and (b) each of the other Licensed Professionals set forth on Schedule 9.09(b), in each case, on terms, taken as a whole, substantially consistent with (or better) than such individual’s existing terms with the Seller Group as of the date hereof (including, but not limited to, with respect to any base and bonus compensation, benefits, and non-competition terms or agreements) and subject to the last sentence of Section 9.09; provided, that, notwithstanding the foregoing, Buyer (or its designee) shall have, within one (1) Business Day following the date of this Agreement, or by such later date as the Seller Parent may agree in writing (email being sufficient), communicated to each such physician and Licensed Professional its intention to make an offer of employment on the terms set forth in this definition.

“Pivot Date” means, upon Buyer’s consent, the first Business Day (i) that is at least ninety-five (95) days after the Petition Date and (ii) where the Confirmation Order has not been entered, has been revoked or has been stayed.

“Plans” has the meaning set forth in Section 6.13(a).

“Post-Closing Licensee” means Buyer or its designee to whom all transferrable Permits will be transferred or otherwise obtained in accordance with applicable Law for the operation of the medical clinic.

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Period” has the meaning set forth in the preamble to Article VII.

“Pre-Closing Straddle Period” means the portion of the Straddle Period ending on and including the Closing Date.

“Previous Plans” has the meaning set forth in Section 7.08(d).

“Previously Omitted Contract” has the meaning set forth in Section 13.03(c).

“Previously Omitted Contract Notice” has the meaning set forth in Section 13.03(c).

“Proceeding” means any action, claim, suit, charge, complaint, litigation, arbitration or mediation, inquiry, investigation, audit, proceeding (including any civil, criminal, administrative or appellate proceeding), prosecution or hearing brought, conducted or heard by or before any Governmental Authority or arbitrator.

“Protected Health Information” has the meaning set forth under HIPAA.

“Purchase Price” has the meaning set forth in Section 1.03(a).

“Purchased Assets” means the Acquired Assets other than the Contributed Assets.

“Referral Recipient” means any individual to whom any Member of the Seller Group or any Member of the Seller Group’s personnel (whether employees or independent contractors) refers, recommends, or arranges for the referral of patients or other health care business in connection with any Member of the Seller Group.

“Referral Source” means any individual who refers, recommends, or arranges for the referral or patients or other health care business to any Member of the Seller Group.

“Registered Owned Intellectual Property” has the meaning set forth in Section 6.18(a).

“Regulatory Conditions” has the meaning set forth in Section 7.03(b).

“Related Agreements” means the Bill of Sale and Assignment and Assumption Agreement, the Joinder, Rollover Agreement, and each of the other documents, certificates and instruments contemplated hereby or thereby or executed in connection herewith or therewith.

“Related Person” means (a) with respect to an individual, (i) each Family Member of such individual, (ii) any Person that is directly or indirectly Controlled by such individual or any one or more Family Member of such individual, (iii) any Person in which any Family Member of such individual holds (individually or in the aggregate) a material interest, and (iv) any Person with respect to which one or more Family Member of such individual serves as a director, officer, partner, manager, executor, or trustee (or in a similar capacity), and (b) with respect to a Person other than an individual, (i) any Person that directly or indirectly Controls, is directly or indirectly Controlled by, or is directly or indirectly under common Control with, such specified Person, (ii) any Person that holds a material interest in such specified Person, (iii) each Person that serves as a director, officer, partner, manager, executor, or trustee of such specified Person (or in a similar capacity), (iv) any Person in which such specified Person holds a material interest, and (v) any Person with respect to which such specified Person serves as a general partner, manager, or a trustee (or in a similar capacity). For purposes of this definition, “material interest” means direct or indirect beneficial ownership of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity interests representing at least ten percent (10%) of the outstanding equity interests in a Person.

“Released Parties” has the meaning set forth in Section 12.02(b).

“Releasing Parties” has the meaning set forth in Section 12.02(b).

“Representative” means, with respect to any Person, any director, officer, manager, member, partner (whether limited or general), principal, attorney, employee, agent, advisor, consultant, accountant or any other Person acting in a representative capacity for such Person or, in the case of the Buyer, any existing or potential financing source (including lenders and co-investors).

“Restricted Cash” means any cash or cash equivalents, wherever and however held, where usage of such cash or cash equivalents is restricted by Law or Contract.

“Revelstoke” has the meaning set forth in Section 7.06.

“Revolver Commitment Letter” means the commitment letter executed by each of the Continuing Seller Owners for the benefit of Buyer, as set forth on Exhibit E hereto.

“Revolving Credit Facility” means the revolving credit facility extended by the Continuing Seller Owners to the Buyer.

“Rollover” has the meaning set forth in Section 1.01(a).

“Rollover Agreement” means that certain rollover and contribution agreement, dated as of the Closing Date, by and between the Health Partners and the Seller Parent, in form and substance substantially similar to Exhibit B.

“Rollover Amount” means $65,000,000.

“RWI Policy” has the meaning set forth in Section 7.10.

“Seller Group” means, collectively, each of the entities set forth on Schedule 1.01(c) (and each, individually, a “Member of the Seller Group”).

“Seller Group Parties” has the meaning set forth in Section 14.16.

“Seller Group Software” means Software of any kind owned, or purported to be owned, by any Member of the Seller Group that is used, held for use or necessary to operate the Business.

“Seller Material Adverse Effect” means a material adverse effect on the ability of the Seller Parent to consummate the Transactions and perform all of its obligations under this Agreement and the Related Agreements to which it is a party.

“Seller Parent” has the meaning set forth in the Preamble.

“Seller Released Claims” has the meaning set forth in Section 8.05(a).

“Seller Released Parties” has the meaning set forth in Section 8.05(b).

“Seller Releasors” has the meaning set forth in Section 8.05(a).

“Sidley” has the meaning set forth in Section 7.05.

“Software” means all computer programs (including all software implementation of algorithms, models and methodologies, whether in object code or source code), application programming interfaces, graphical user interfaces, databases and compilations (including any and all data and collections of data) and all documentation (including user manuals and training materials relating to the foregoing).

“Steward” means Steward Health Care System LLC, a Delaware limited liability company, and any of its controlled Affiliates.

“Straddle Period” means a taxable period beginning on or before, and ending after, the Closing Date.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the Equity Securities, the holder of which is generally entitled to elect a majority of the board of directors or other governing body of such legal entity.

“Successful Bidder” has the meaning set forth in the definition of Back-Up Termination Date.

“Surety Bond Payments” means any amounts received by the Seller Parent or any Member of the Seller Group in respect of any surety bonds supporting the Acquired Locations maintained by the Seller Parent or the Seller Group in respect of the Business.

“Tax Return” means any declaration, estimate, return, report, information statement, schedule or other document (including any related or supporting information) with respect to Taxes that is required to be filed with any Taxing Authority.

“Taxes” means all federal, provincial, territorial, state, municipal, local, domestic, foreign or other taxes, imposts and assessments including, ad valorem, capital, capital stock, escheat, unclaimed property, customs and import duties, disability, documentary stamp, employment, excise, franchise, gains, goods and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal property, production, profits, property, real property, recording, rent, sales, social security, stamp, transfer, transfer gains, unemployment, use, value added, windfall profits and withholding, together with any interest, additions, fines or penalties with respect thereto.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority that has the right to impose Taxes on any Member of the Seller Group.

“Top Health Care Programs” has the meaning set forth in Section 6.17(a)(vii).

“Transaction Expenses” means the aggregate fees and expenses of the Business outstanding as of the Closing Date arising from, incurred in connection with, or incident to the Transactions, to the extent that the Seller Group is not responsible for such fees and expenses and such fees and expenses are not contemplated under the Plan.

“Transactions” has the meaning set forth in the Recitals.

“Transfer Taxes” has the meaning set forth in Section 8.03(a).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act and any comparable or analogous state, local, foreign and other Laws.